Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

June 24, 2016

among

FORMFACTOR, INC.,

the GUARANTORS that are from time to time parties hereto,

the LENDERS that are from time to time parties hereto,

HSBC BANK USA, NATIONAL ASSOCIATION,

as Administrative Agent, Co-Lead Arranger, Sole Bookrunner, and Syndication Agent

and

SILICON VALLEY BANK,

as Co-Lead Arranger and Documentation Agent

i

(continued)

(continued)

(continued)

SCHEDULES:

Schedule 2.1	-	Commitments
Schedule 3.6	-	Disclosed Matters
Schedule 3.11	-	Insurance
Schedule 3.13	-	Subsidiaries; Equity Interests
Schedule 3.18	-	Real Property
Schedule 4.1	-	Debt to be Repaid
Schedule 5.9	-	Post-Closing Matters
Schedule 5.10	-	Unrestricted Subsidiaries
Schedule 6.2(A)	-	Existing Indebtedness
Schedule 6.2(B)	-	Existing Hedging Agreements and Cash Pooling, Netting and Cash Management Agreements
Schedule 6.3	-	Existing Liens
Schedule 6.6	-	Investments
Schedule 6.11	-	Restrictive Agreements

EXHIBITS:

Exhibit A	-	Form of Note
Exhibit B	-	Form of Assignment and Assumption
Exhibit C	-	[Reserved]
Exhibit D	-	[Reserved]
Exhibit E	-	[Reserved]
Exhibit F	-	[Reserved]
Exhibit G-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H	-	Form of Borrowing Request
Exhibit I	-	Form of Interest Election Request
Exhibit J	-	Form of Perfection Certificate
Exhibit K	-	Form of Compliance Certificate
Exhibit L	-	Form of Solvency Certificate

v

CREDIT AGREEMENT dated as of June 24, 2016, among FORMFACTOR, INC., a Delaware corporation (the “Borrower”), the GUARANTORS that are from time to time parties hereto, the LENDERS that are from time to time parties hereto, and HSBC BANK USA, NATIONAL ASSOCIATION (“HSBC”), as Administrative Agent (in such capacity, the “Administrative Agent”).

Pursuant to the Agreement and Plan of Merger, dated as of February 3, 2016 (the “Merger Agreement”), by and among, Cascade Microtech, Inc., an Oregon corporation (the “Target”), the Borrower and Cardinal Merger Subsidiary, Inc., an Oregon corporation (the “Merger Sub”), the Merger Sub has agreed to consummate a merger (the “Merger”) with and into the Target in which the Target will be the surviving corporation (the “Surviving Corporation”) and the Surviving Corporation will be a Wholly-Owned Subsidiary of the Borrower.

To fund a portion of the consideration for the Merger, refinance certain Indebtedness of the Target and to pay the fees and expenses contemplated by the foregoing, the Borrower has requested that the Lenders extend credit in the form of term loans in an aggregate principal amount equal to $150,000,000.

The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Control Agreement” means a deposit account control agreement (including, if relevant, customary lock box provisions with respect to linked post office boxes), a securities account control agreement, commodities account control agreements or similar document with a depositary bank, securities intermediary or commodities broker of a Loan Party.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of more than 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary or (c) a merger or consolidation or any other combination with another Person (other between and among the Borrower and its Subsidiaries to the extent permitted by Section 6.4).

“Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (provided that to the extent such earn-out is subject to a contingency, such earn-out shall be valued at the amount of reserves, if any, required under GAAP at the date of such acquisition), payments in respect of non-competition agreements or other arrangements accounted for as acquisition consideration under GAAP, deferred payments (valued at the discounted present value thereof), or Equity Interests of the Borrower, to be paid on a singular basis in connection with any applicable Acquisition as set forth in the applicable Acquisition Documents executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Acquisition (but excluding ongoing royalty payments).

“Acquisition Documents” is defined in Section 6.6(s)(F).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Tranche for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” is defined in the preamble and includes any successor administrative agent appointed under Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” is defined in Section 11.1(d).

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) 1/2 of one percent above the Federal Funds Effective Rate for such day, (c) the Adjusted LIBO Rate for a Eurodollar Tranche with a one-month Interest Period commencing on such day plus 1% and (d) 0.0%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate specified in clause (b) of the first sentence of this definition for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Adjusted LIBO Rate specified in clause (c) of the first sentence of this definition for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (c) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate shall be effective on the effective date of any change in such rate.

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“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, ordinance, rule, regulation, requirement, restriction, permit, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound.

“Applicable Percentage” means, with respect to any Lender at any time, subject to reallocation with respect to a Defaulting Lender pursuant to Section 2.17, a percentage equal to a fraction, the numerator of which is the outstanding principal amount of such Lender’s Loans and the denominator of which is the aggregate outstanding principal amount of all Loans.

“Applicable Rate” means (a) with respect to Eurodollar Tranche, 2.0% per annum, and (b) with respect to Base Rate Tranche, 1.0% per annum.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clauses (a) through (k) of Section 6.5).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.4), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate,” when used in reference to any Tranche, refers to whether such Tranche is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Borrower” is defined in the preamble.

“Borrower Materials” is defined in Section 11.1(d).

“Borrowing Request” means a request by the Borrower for the Loans to be made on the Effective Date in accordance with Section 2.3, which shall be substantially in the form of Exhibit H.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain

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closed; provided that, when used in connection with a Eurodollar Tranche, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, including Capital Lease Obligations, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalent Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 360 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof, or any branch located in the United States of any other commercial bank, in each case that has a combined capital and surplus and undivided profits of not less than $250,000,000;

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (d) above;

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(f) shares of any money market mutual or similar fund that (i) invests exclusively in assets satisfying the requirements of clauses (a) through (d) of this definition, (ii) has net assets of not less than $5,000,000,000, and (iii) is rated AAA by S&P and Aaa by Moody’s;

(g) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(h) deposit accounts maintained with (i) any commercial bank satisfying the requirements of clause (d) of this definition or (ii) any other commercial bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation;

(i) (i) certificates of deposit or bankers’ acceptances or time deposits maturing within 1 year from the date of acquisition thereof, in each case payable in Dollars or in the local currency where such funds are maintained and issued by any bank organized under the laws of any country which is organized and existing under the laws of the country in which such Person is organized or doing business and having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000 (calculated at the then applicable exchange rate) and (ii) deposit accounts or local equivalents maintained with any bank that satisfies the criteria described in clause (i) above; and

(j) other short-term investments utilized by Foreign Subsidiaries or other Subsidiaries operating outside the United States in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“CERCLA” is defined in Section 8.14.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the IRC.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate issued and outstanding Voting Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons whose election or nomination to the board of directors was not approved by the board of directors; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules,

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guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Collateral” means any property of any Loan Party upon which a security interest in favor of the Administrative Agent for the benefit of the Secured Parties is purported to be granted pursuant to any Security Document.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party, acknowledges the Lien of the Administrative Agent and waives any Lien held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Administrative Agent reasonable access to and use of such real property (without the requirement of paying rent) following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

“Commitment” means as to any Lender, the commitment of such Lender to make a Loan on the Effective Date as set forth on Schedule 2.1 or in the Assignment and Assumption executed by such Lender pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” is defined in Section 11.1(d).

“Compliance Certificate” means a certificate substantially in the form of Exhibit K.

“Computation Period” means each period of four consecutive fiscal quarters.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means, with respect to the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person in which any other Person (other than the Borrower or a Wholly-Owned Subsidiary or any director holding qualifying shares in accordance with Applicable Law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly-Owned Subsidiary by such Person during such period, (b) any gains attributable to (i) sales of assets out of the ordinary course of business and (ii) discontinued operations and (c) any foreign currency translation, costs, taxes, gains or losses, including with respect to currency re-measurement of Indebtedness, intercompany balances, and other balance sheet items.

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“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt to be Repaid” means Indebtedness listed on Schedule 4.1.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions.

“Default” means any event or condition that constitutes an Event of Default or that with notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loan within two Business Days of the date such Loan was required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm

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any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Letters of Credit” means, collectively, (a) that certain letter of credit issued by HSBC on account of Borrower in the amount of $297,235.00 with Midland Loan Services as beneficiary, and (b) that certain letter of credit issued by HSBC on account of FormFactor Singapore Pte. Ltd. in the amount of 132,684.75 Singapore Dollars with Heptagon Micro Optics PTE LTD as beneficiary.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.

“Disposition,” with respect to any property, means any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, provided that a Disposition shall exclude any operating leases entered into in the ordinary course of business. The terms “Dispose” and “Disposed of” have meanings correlative thereto.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (other than a change of control or asset sale, so long as the rights of the holders thereof to require the issuers thereof to redeem such Equity Interests upon the occurrence of a change of control or asset sale shall be subject to the payment in full of all the Secured Obligations and termination of any Commitments), (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in cash or (iv) is or becomes convertible into or exchangeable (unless at the sole option of the issuers) for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date provided, however, that only the portion of any such Equity Interests that so matures or is mandatorily redeemable prior to such date shall be deemed to be Disqualified Equity Interests; provided, further, however, that if such Equity Interests are issued to any plan for the benefit of employees of the Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Person” means, on any date, any Person engaged in a business that is similar to at least one primary line of business of the Borrower and its Subsidiaries and is designated as a competitor of the Borrower and its Subsidiaries, considered as a whole, under “Item 1: Business” and “Item 1A: Risk Factors” of the Form 10-K of the Borrower most recently filed with the SEC.

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“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is not a Foreign Subsidiary.

“EBITDA” means, for any period, Consolidated Net Income for such period plus,

(a) to the extent (except in the case of clauses (iv)(C)) and (ix)(B) below) deducted in determining such Consolidated Net Income (without duplication):

(i) Interest Expense for such period;

(ii) income tax expense for such period;

(iii) depreciation and amortization for such period;

(iv) (A) reasonable and documented Transaction Costs related to the Transactions, (B) restructuring costs (including severance and retention expenses), integration costs, and write-offs of intangibles in connection with the Transactions, in each case with respect to such restructuring costs or write-offs, to the extent paid or made within twelve (12) months of the closing of the Transactions; provided that the total amount added to Consolidated Net Income as a result of this clause (iv)(B) shall not exceed $12,000,000 and (C) pro forma “run rate” cost savings and operating expense reductions related to the Transactions that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within twelve months after the Transactions, provided that (I) no “run rate” cost savings and operating expense reductions shall be added pursuant to this clause (iv)(C) to the extent duplicative of any expenses or charges otherwise added to EBITDA, whether through a pro forma adjustment or otherwise, for such period and (II) projected amounts (and not yet realized) may no longer be added in calculating Consolidated Net Income pursuant to this clause (iv)(C) to the extent more than twelve (12) months have elapsed after the specified action taken in order to realize such projected “run rate” cost savings and operating expense reductions; provided that the total amount added to Consolidated Net Income as a result of this clause (iv)(C) shall not exceed $12,000,000;

(v) non-cash equity-based compensation expenses for such period;

(vi) all cash proceeds of business interruption insurance to the extent not already included in determining Consolidated Net Income;

(vii) Transaction Costs related to any proposed or consummated Specified Transaction ;

(viii) extraordinary losses (excluding extraordinary losses from discontinued operations) and unusual or non-recurring expenses or charges incurred in such period;

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(ix) with respect to each consummated Specified Transaction, (A) restructuring costs (including severance and retention expenses), integration costs, and write-offs of intangibles in connection with such Specified Transaction, in each case with respect to such restructuring costs or write-offs, to the extent paid or made within twelve (12) months of the closing of such Specified Transaction, provided that the aggregate amount added to Consolidated Net Income pursuant to this clause (ix)(A) shall not exceed the greater of (X) $1,000,000 and (Y) 5% of the transaction value of such Specified Transaction and (B) the amount of “run rate” cost savings and operating expense reductions related to such Specified Transaction that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to be realized within twelve (12) months of such Specified Transaction occurring during such period (as certified by a Responsible Officer of the Borrower providing reasonable detail with respect to such “run rate” cost savings and operating expense reductions delivered together with the applicable financial statements delivered pursuant to Section 5.1(a) or (b)), calculated as though such “run rate” cost savings and operating expense reductions had been realized during the entirety of such period and net of the actual benefits realized during such period from such actions; provided that (1) no “run rate” cost savings and operating expense reductions shall be added pursuant to this clause (ix)(B) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period, (2) projected amounts (and not yet realized) may no longer be added in calculating Consolidated Net Income pursuant to this clause (ix)(B) to the extent more than twelve (12) months have elapsed after the specified action taken in order to realize such projected “run rate” cost savings and operating expense reductions and (3) the aggregate amount added to Consolidated Net Income pursuant to this clause (ix)(B) with respect to any Specified Transaction during any period of four (4) consecutive fiscal quarters shall not exceed the greater of (X) $1,000,000 and (Y) 5% of the transaction value of such Specified Transaction;

(x) other than in respect of a Specified Transaction, and to the extent publicly disclosed by the Borrower in its filings with the SEC as “restructuring charges” or the like, fees, charges and expenses in respect of severance, recruiting, relocation, integration, facilities opening or closing, consulting and other business optimization (including relating to systems design, upgrade and implementation costs) and restructuring charges;

(xi) mark-to-market losses with respect to Hedging Agreements;

(xii) any impairment of long term assets, but only to the extent such assets are accrued as part of an Acquisition and written up in value as part of the purchase accounting method;

(xiii) any loss incurred in connection with any sale or other disposition outside the ordinary course of business; and

(xiv) amounts incurred (including related fees, costs and expenses and amounts paid with respect to settlements and judgments) in connection with actual or anticipated litigation;

minus,

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(b) to the extent included in determining such Consolidated Net Income (without duplication);

(i) any extraordinary, unusual or non-recurring gains;

(ii) non-cash gains or non-cash items increasing Consolidated Net Income;

(iii) mark-to-market gains with respect to Hedging Agreements; and

(iv) gains incurred with respect to settlements and judgments in connection with actual or anticipated litigation.

For purposes of this Agreement, Consolidated EBITDA will be deemed to be equal to (w) $15,401,000 for the fiscal quarter ended on or about June 30, 2015, (x) $12,744,000 for the fiscal quarter ended on or about September 30, 2015, (y) $16,833,000 for the fiscal quarter ended on or about December 31, 2015 and (z) $3,159,000 for the fiscal quarter ended on or about March 31, 2016; provided that if the Borrower restates or revises its financial statements and any component of such Consolidated EBITDA is affected, Consolidated EBITDA will for purposes of this Agreement also deemed to be revised to reflect such change.

For the purposes of calculating EBITDA (and the component parts thereof), for any Computation Period in connection with any determination of the Total Debt to EBITDA Ratio or the Fixed Charge Coverage Ratio under Section 6.1, (i) if during such Computation Period the Borrower or any Subsidiary shall have made any Material Disposition, the EBITDA for such Computation Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Computation Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Computation Period and (ii) if during such Computation Period the Borrower or any Subsidiary shall have made a Material Acquisition, EBITDA for such Computation Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Computation Period. “Material Acquisition” means any Acquisition that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower and its Subsidiaries in excess of $10,000,000.

For the purposes of calculating EBITDA (and the component parts thereof), for any Computation Period in connection with any pro forma determination of the Total Debt to EBITDA Ratio or the Fixed Charge Coverage Ratio, (i) if at any time from the beginning of such Computation Period through the date of such determination, the Borrower or any Subsidiary shall have made any Material Disposition, the EBITDA for such Computation Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Computation Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Computation Period and (ii) if at any time from the beginning of such Computation Period through the date of such determination, the Borrower or any Subsidiary shall have made a Material Acquisition, EBITDA for such Computation Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Computation Period.

11	Credit Agreement

With respect to Acquisitions or other provisions herein calling for a pro forma calculation of the Total Debt to EBITDA Ratio or Fixed Charge Coverage Ratio, EBITDA shall be calculated, on a pro forma basis, taking into account any such Acquisition (including, for purposes of EBITDA adjustments referred to in clause (a)(ix)(B) above, factually supportable and identifiable cost savings and expenses), the funding of all Loans in connection therewith (and the use of the proceeds thereof) and the repayment of any Indebtedness in connection with any such Acquisition. For the avoidance of doubt, it is understood and agreed that the Merger Transaction constitutes a “Material Acquisition” for purposes of the foregoing definition.

“ECP Guarantor” means, with respect to any transaction under a Lender Provided Hedging Agreement, a Guarantor that, at the time such transaction is entered into or, if later, when such Guarantor becomes a party to Article X, is an “eligible contract participant” as defined in section 1a(18) of the Commodity Exchange Act (and related regulations of the Commodities Futures Trading Commission) by virtue of having total assets exceeding $10,000,000 and/or satisfying any other criteria relevant to such status under said section 1a(18) (and related regulations).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 11.2).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.4(b)(iii)).

“Environmental Laws” means all Applicable Law relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or its effect on human health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation

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of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning assigned to such term in the UCC.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the IRC or, solely for purposes of Section 302 of ERISA and Section 412 of the IRC, is treated as a single employer under Section 414 of the IRC.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the determination that any Pension Plan is considered an at-risk plan or that any Multiemployer Plan is endangered or is in critical status within the meaning of Sections 430, 431 or 432 of the IRC or Sections 303, 304 or 305 of ERISA, as applicable; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums not yet due; (d) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan or the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (e) the appointment of a trustee to administer any Pension Plan; (f) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or the cessation of operations by the Borrower or any ERISA Affiliate that would be treated as a withdrawal from a Pension Plan under Section 4062(d) of ERISA; (g) the partial or complete withdrawal by the Borrower or any ERISA Affiliate from any Multiemployer Plan; or (h) the taking of any action to terminate any Pension Plan or Multiemployer Plan under Section 4041 or 4041A of ERISA; or (i) any Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar,” when used in reference to any Tranche, refers to whether such Tranche is bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” is defined in Article VII.

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“Excluded Account” means (a) any zero balance account, (b) any payroll, employee benefit, withholding tax or fiduciary account or (c) any cash collateral account established for the benefit of a letter of credit issuer and/or hedging counterparty permitted under Section 6.3(k) and/or Section 6.3(o).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.7 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Subsidiary” means (a) a Foreign Subsidiary that is either (i) a CFC or (ii) a direct or indirect Subsidiary of a CFC, (b) a FSHCO, (c) a Subsidiary of a CFC that is disregarded as separate from such CFC for U.S. federal income tax purposes, (d) an Unrestricted Subsidiary, (e) a captive insurance Subsidiary, or (f) a not-for-profit Subsidiary or (g) a joint venture that would otherwise constitute a Subsidiary of the Borrower if such joint venture is (i) prohibited by contract or by its constitutional documents from providing or (ii) which is required by contract or by its constitutional documents to obtain, and has not obtained (it being understood that the Borrower and its Subsidiaries shall have no obligation to request), the consent of one or more holders of Equity Interests in such Subsidiary (other than the Borrower and its Wholly-Owned Subsidiaries), to provide, a guarantee of the Obligations.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any Taxes imposed pursuant to FATCA.

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“Extended Loans” means any portion of the Loans the maturity of which shall have been extended pursuant to Section 2.18.

“Extension” is defined in Section 2.18(a).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) among the Loan Parties, the applicable extending Lenders, and the Administrative Agent implementing an Extension in accordance with Section 2.18.

“Extension Offer” is defined in Section 2.18(a).

“Facility” means the Commitments and the Loans made thereunder.

“FATCA” means (i) Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any U.S. Treasury regulations promulgated thereunder or official IRS interpretations thereof and any agreement entered into pursuant to the foregoing as of the date of this Agreement (or any future, amended or successor agreement that is substantively comparable and not materially more onerous or restrictive with respect to any Recipient that enters into or is otherwise subject to any such agreement) and (ii) any similar laws, regulations, rules or practices adopted by any non-U.S. Governmental Authority pursuant to any intergovernmental agreement.

“FCPA” is defined in Section 3.17(b).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” mean, collectively, (i) the Lenders’ Fee Letter dated as of February 3, 2016 among the Borrower and the Lenders, and (ii) the Agent Fee Letter dated as of February 3, 2016 among the Borrower and the Administrative Agent.

“Financial Officer” means, with respect to any Person, if applicable, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) the total for such period of (x) EBITDA minus (y) the sum of (i) income taxes paid in cash by the Loan Parties, plus (ii) all unfinanced Capital Expenditures (it being agreed for the avoidance of doubt that a capital lease shall not be deemed to be unfinanced Capital Expenditure) plus (iii) all Restricted Payments actually made (other than Restricted Payments made in accordance with Sections 6.8(a) or (b) and any other Restricted Payments deducted in the calculation of

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Consolidated Net Income and not added back to EBITDA), plus (iv) consent, waiver or amendment fees paid in connection with the amendment, modification or waiver of any Restricted Indebtedness permitted under this Agreement (excluding any consent, waiver or amendment fees deducted in the calculation of Consolidated Net Income and not added back to EBITDA) to (b) the sum for such period of (i) cash Interest Expense, plus (ii) scheduled payments of principal of Indebtedness (including the Loans), provided that the income taxes, unfinanced Capital Expenditures, Restricted Payments, cash Interest Expenses and scheduled payments of principal of Indebtedness attributable to non-Wholly Owned Subsidiaries shall be excluded for purposes of calculating the Fixed Charge Coverage Ratio, but only up to the aggregate EBITDA of such non-Wholly Owned Subsidiaries.

“Foreign Asset Sale Cap” is defined in Section 2.7(b)(i).

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any Applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any Applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $5,000,000 by the Borrower or any Subsidiary under Applicable Law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any Applicable Law and that has resulted or could reasonably be expected to result in the incurrence of any liability by the Borrower or any Subsidiary, or the imposition on the Borrower or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any Applicable Law, in each case in excess of $5,000,000.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Pension Plan” means any benefit plan that under Applicable Law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of any jurisdiction outside the United States.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FSHCO” means any Subsidiary substantially all of the assets of which constitute Equity Interests of Foreign Subsidiaries that are CFCs (excluding for purposes of this determination any indebtedness of such Foreign Subsidiaries).

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“Fund” means any Person (other than a natural Person) that is (or will be) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Rules” means the requirements relating to the minimum required contributions (including any installment payments) to Pension Plans and Multiemployer Plans, as applicable, and set forth in Sections 412, 430, 431, 432 and 436 of the IRC and Sections 302, 303, 304 and 305 of ERISA.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing, or having the economic effect of guaranteeing, any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” means, collectively, (i) the Obligations and (ii) all obligations of any Loan Party under any Lender Provided Hedging Agreement or any Lender Provided Financial Service Product, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Guaranteed Obligations” shall exclude any Excluded Swap Obligations.

“Guarantor” means (a) each Restricted Subsidiary party hereto and (b) with respect to (i) Obligations owing by any Loan Party or any Subsidiary of a Loan Party (other than the Borrower) under any Hedging Agreement or any Lender Provided Financial Service Product and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guarantee with respect to all Swap Obligations, the Borrower.

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“Hazardous Materials” means all toxic, corrosive, flammable, explosive, carcinogenic, mutagenic, infectious or radioactive substances or wastes and all other hazardous or toxic substances, wastes or other pollutants, including petroleum or any fraction thereof, petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as “toxic,” or “hazardous” or as a “pollutant,” or “contaminant,” or words of similar import, pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement.

“HSBC” is defined in the preamble.

“Increased Cost Lender” is defined in Section 2.16(b).

“Incremental Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) among the Loan Parties, the applicable Lenders, and the Administrative Agent implementing an Incremental Facility in accordance with Section 2.19.

“Incremental Facility” is defined in Section 2.19.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) Disqualified Equity Interests of such Person, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations, contingent or otherwise, of such Person under Hedging Agreements after giving effect to any legally enforceable netting obligations; provided that Indebtedness shall not include (A) operating leases, licenses, trade payables, and accrued liabilities, in each case arising in the ordinary course of business not more than one hundred twenty (120) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person, (B) any purchase price adjustment, earn-out, holdback or deferred payment of a similar nature incurred in

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connection with an Acquisition permitted under this Agreement so long as not evidenced by a note or similar written instrument (except to the extent that the amount payable pursuant to such purchase price adjustment, earn-out, holdback or deferred payment is reflected, or would otherwise be required to be reflected, on a balance sheet prepared in accordance with GAAP) or (C) prepaid or deferred revenue in connection with the sale of goods and/or performance of services in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 11.3(b).

“Information” is defined in Section 11.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Tranche in accordance with Section 2.5, which shall be substantially in the form of Exhibit I.

“Interest Expense” means, for any period, the consolidated interest expense of the Borrower and its Subsidiaries for such period (including all imputed interest on Capital Lease Obligations). For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received (but not any mark-to-market gains or losses accrued) by the Borrower or any Subsidiary with respect to interest rate Hedging Agreements.

“Interest Payment Date” means (a) with respect to any Base Rate Tranche, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Tranche, the last day of the Interest Period applicable to such Tranche and, in the case of a Eurodollar Tranche with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Tranche, the period commencing on the initial date of such Tranche and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or such shorter period as the Borrower and each applicable Lender may agree to in writing) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) the initial Interest Period in respect of Loans borrowed on the Effective Date shall be a period beginning on the Effective Date and ending on the last Business Day of the month in which the Effective Date occurs.

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“Inventory” has the meaning assigned to such term in the UCC.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, evidences of Indebtedness or other securities of, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, and any purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit; provided that the endorsement of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.

“IP Filings” means filings with the U.S. Patent and Trademark Office and U.S. Copyright Office with respect to Collateral consisting of patents, trademarks, copyrights and related intellectual property assets for which a security interest can be perfected by filing with such offices.

“IRC” means the Internal Revenue Code of 1986.

“IRS” means the United States Internal Revenue Service.

“Lender” means each Person listed on Schedule 2.1 and any other Person that shall have become a party hereto as a Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or an Incremental Amendment.

“Lender Provided Financial Service Product” means any agreement or other arrangements under which any Lender or any Affiliate of any Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) gift cards, (f) ACH transactions, (g) cash management, including electronic funds transfer, controlled disbursement, accounts or services, (h) overdraft or (i) foreign currency exchange.

“Lender Provided Hedging Agreement” means any Hedging Agreement between a Loan Party and a counterparty that at the time such Hedging Agreement is entered into is a Lender or an Affiliate of a Lender.

“LIBO Rate” means, with respect to any Eurodollar Tranche for any Interest Period, the rate per annum equal to the greater of (x) 0.0% and (y) the London Interbank Offered Rate or a comparable or successor rate approved by the Administrative Agent, as displayed on the applicable Bloomberg screen page (or on the appropriate page of such other commercially available source providing such rate quotations as may be designated by the Administrative Agent from time to time), at approximately 11:00 a.m., London time, two Business Days prior to

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the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period; provided that the LIBO Rate for the initial Interest Period will be the LIBO Rate otherwise in effect for a one-month Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to any such Eurodollar Tranche for such Interest Period shall be the rate at which Dollar deposits of an amount comparable to such tranche and for a maturity comparable to such interest period offered by a major bank in the London interbank market, selected by the Administrative Agent in consultation with the Borrower, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For the avoidance of doubt, a UCC financing statement filed solely as a precautionary measure in connection with operating leases or consignments of goods shall not constitute a Lien.

“Limited Condition Acquisition” means any Acquisition that is not conditioned on: (a) the availability of, or on obtaining, third-party financing; (b) the receipt of proceeds of any Investment; or (c) the redemption or repayment of Indebtedness requiring irrevocable notice in advance of such redemption or repayment.

“Loan Document” means this Agreement (including the guaranty provisions herein), the Security Documents, the Notes, and any other documents entered into in connection herewith.

“Loan Party” means each of the Borrower and each Guarantor.

“Loans” means the term loans by any Lender under the Facility made pursuant to Section 2.1.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents or (c) the rights of or benefits available to the Administrative Agent and the Lenders under the Loan Documents.

“Material Contract” means: (a) any material contract or agreement which the Borrower may file or be required to file with the SEC under the Exchange Act or the Securities Act of 1933 (other than any management contract or compensatory plan, contract or arrangement); or (b) any other contract or agreement, written or oral, of the Borrower or any of its Restricted Subsidiaries, the breach, non-performance, cancellation or failure to renew of which could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower

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and its Restricted Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (after giving effect to any legally enforceable netting obligations) the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means June 24, 2021 or any earlier date on which repayment of the Obligations in respect of the Loans is accelerated pursuant to the terms hereof.

“Merger Agreement” is defined in the recitals.

“Merger Sub” is defined in the recitals.

“Merger Transaction” means the transactions contemplated by the Merger Agreement, including the Borrower’s issuance of its common Equity Interests to fund the acquisition of the Target.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar instrument made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalent Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), (iii) other customary fees and expenses actually incurred in connection therewith, (iv) taxes paid or reasonably estimated to be payable as a result thereof (including in the case of any cash or Cash Equivalent Investments received by any Foreign Subsidiary any taxes that would be payable upon the repatriation thereof) (after taking into account any available tax credits or deductions and any tax sharing arrangements), (v) any reserve for adjustments in respect of (x) the sale price of such asset or assets established in accordance with GAAP (provided that, following the termination of such reserves, proceeds equal to any unused reserves shall be applied in accordance with Section 2.7(b)) and (y) any liabilities associated with such asset or assets and retained by the Company or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to any indemnification obligations associated with such transaction and reasonably estimated to be

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payable and, and (vi) proceeds allocable to minority interests in a Disposition of, or assets of, a non-Wholly Owned Subsidiary and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.2(b) and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” is defined in Section 2.6(f).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Obligations” shall exclude any Excluded Swap Obligations.

“OFAC” is defined in Section 3.17(a).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(b)).

“Participant” is defined in Section 11.4(d).

“Participant Register” is defined in Section 11.4(d).

“PATRIOT Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

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“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Certificate” means a certificate substantially in the form of Exhibit J.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet delinquent or are being contested in compliance with Section 5.4;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.4;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.1(j);

(f) easements, zoning restrictions, minor survey exceptions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business, including, without limitation, in respect of sewers, electric lines, telephone lines and similar encumbrances, that do not secure any monetary obligations and do not, in the aggregate, materially adversely detract from the value of the affected real property or materially interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(g) any interest or title of a lessor under any operating lease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(h) in the case of any real property that is subject to a Mortgage, such items as are accepted by the Administrative Agent as exceptions to the lender’s title insurance policy issued with respect to such real property and such Mortgage;

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(i) leases and subleases granted to others by the Borrower or any Restricted Subsidiary in the ordinary course of business on any real property that do not materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries and do not secure Indebtedness;

(j) non-exclusive licenses of intellectual property granted in the ordinary course of business which do not in any case (x) materially detract from the value of the intellectual property subject thereto or (y) materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries and exclusive licenses of intellectual property granted in connection with any sale of assets permitted hereunder;

(k) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods;

(l) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights;

(m) customary restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements, in each case to the extent the entry into such agreements is otherwise permitted hereunder;

(n) Liens securing lease, utility and other similar deposits in the ordinary course of business;

(o) customary options, put and call arrangements, rights of first refusal and similar rights relating to the Equity Interests of any joint ventures, partnerships or similar investment vehicles;

(p) set-off rights in connection with repurchase obligations in favor of the counterparty to such obligations in connection with Cash Equivalent Investments of a type referred to in clause (e) of the definition thereof; and

(q) customary restrictions on assignment and transfer in intellectual property licenses under which the Borrower or any Restricted Subsidiary is a licensor or licensee;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Refinancing” is defined in Section 6.2(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA, including a Pension Plan), maintained by, contributed to by or required to be contributed to by the Borrower or with respect to which the Borrower may have any liability.

“Platform” is defined in Section 11.1(d).

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“Pledge Agreement” means that certain Pledge Agreement dated as of the Effective Date made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by HSBC as its “prime rate” in effect at its office located at New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The “prime rate” is a rate set by HSBC based upon various factors including HSBC’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by HSBC shall take effect at the opening of business on the day specified in the public announcement of such change.

“Public Lender” is defined in Section 11.1(d).

“Real Property Permitted Encumbrances” shall mean as to any real property, (a) Permitted Encumbrances described in clauses (a), (b), (f), (g), (h) and (i) applicable to such real property, and (b) any Lien affecting such real property permitted by Section 6.3.

“Recipient” means (a) the Administrative Agent, and (b) any Lender, as applicable.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party.

“Register” is defined in Section 11.4(c).

“Regulation U” means Regulation U of the FRB.

“Related Parties” means, with respect to any Person, such Person’s Controlled Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Controlled Affiliates.

“Removal Effective Date” is defined in Section 8.6(b).

“Repurchase Amount” is defined in Section 6.8(d).

“Required Lenders” means, at any time, a Lender or Lenders holding more than 50% of the outstanding Loans; provided that, the outstanding Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” is defined in Section 8.6(a).

“Responsible Officer” means, with respect to any Person, if applicable, the chief executive officer, chief operating officer, president or Financial Officer of such Person.

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“Restricted Indebtedness” is defined in Section 6.14.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower; (ii) any payment of management fees or similar fees by the Borrower or any Restricted Subsidiary to any of its equityholders or any Affiliate thereof; and (iii) any purchase of Equity Interests from present or former officers, directors or employees (or their respective spouses, ex-spouses or estates) of the Borrower and any Restricted Subsidiary in connection with restricted stock or the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans upon the death, disability, retirement, severance or termination of employment of such officer, director or employee.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a unit of The McGraw-Hill Companies, Inc.

“Sanctions” is defined in Section 3.17(a).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means, collectively, (i) the Obligations and (ii) all obligations of any Loan Party under any Lender Provided Hedging Agreement or any Lender Provided Financial Service Product, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Secured Obligations” shall exclude any Excluded Swap Obligations.

“Secured Parties” means the Administrative Agent, each Lender and any other holder of Secured Obligations.

“Security Agreement” means that certain Security Agreement dated as of the Effective Date made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Mortgages, the Collateral Access Agreements and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Secured Obligations.

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“Singapore Dollars” means the lawful currency of the Republic of Singapore.

“Solvency Certificate” means a solvency certificate substantially in the form of Exhibit L.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.7).

“Specified Merger Agreement Representations” means such of the representations and warranties made by the Target with respect to the Target and its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or any Affiliate of the Borrower, determined prior to giving effect to the Merger) has the right (taking into account any applicable cure provisions) to terminate its obligations under the Merger Agreement or decline to consummate the Merger Transaction (in each case, in accordance with the terms of the Merger Agreement) as a result of a breach of such representations and warranties in the Merger Agreement.

“Specified Representations” means the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.2, 3.3(b)(ii) (but only to the extent, in the case of Sections 3.2(a) and (b)(i) and Section 3.3(b)(ii), that such representations and warranties relate to the entry by the Loan Parties into, and the performance by the Loan Parties of their obligations under, the Loan Documents), 3.8, 3.12, 3.15, 3.16, and 3.17.

“Specified Transaction” means (a) any Disposition permitted pursuant to Section 6.5(j) and (l); (b) any Investment permitted under Sections 6.6(q), (s) and (t); (c) any incurrence of Indebtedness permitted under Section 6.2; and (d) any issuance of Equity Interests of the Borrower.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Tranches shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Certificates” means Collateral consisting of stock certificates (to the extent constituting certificated securities within the meaning of the UCC) representing capital stock of the Borrower’s Domestic Subsidiaries required as Collateral pursuant to the Loan Documents for which a security interest can be perfected by delivering such stock certificates.

“Subsidiary” means, with respect to any Person, any other Person the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial

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statements if such financial statements were prepared in accordance with GAAP as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by such Person or (b) that is, as of such date, otherwise Controlled by such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Surviving Corporation” is defined in the preamble.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Target” is defined in the preamble.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the first date on or before which all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been indefeasibly paid in full in cash, all Lender Provided Hedging Agreements and Lender Provided Financial Service Products have been terminated or have otherwise been provided for on terms reasonably satisfactory to the parties thereto, and all Commitments shall have terminated.

“Total Debt” means all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis, excluding (a) contingent obligations in respect of Guarantees (except to the extent constituting Guarantees in respect of Indebtedness of a Person other than the Borrower or any Subsidiary), (b) obligations in respect of one or more Hedging Agreements, (c) Indebtedness of the Borrower to Subsidiaries and Indebtedness of Subsidiaries to the Borrower or to other Subsidiaries, (d) contingent obligations in respect of (i) letters of credit issued by a Lender (other than Designated Letters of Credit) in an amount not exceeding $500,000 at any time outstanding and (ii) Designated Letters of Credit, and (e) Indebtedness of Non-Wholly Owned Subsidiaries.

“Total Debt to EBITDA Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Total Debt as of such day to (b) EBITDA for the Computation Period ending on such day. Except for purposes of any determination of the Total Debt to EBITDA Ratio under Section 6.1, in the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculation of the Total Debt to EBITDA Ratio during the applicable Computation Period or subsequent to the end of the applicable Computation Period and prior to or simultaneously with the event for which the calculation of such ratio is made on a pro forma basis, then the Total Debt to EBITDA Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Computation Period.

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“Tranche” means a portion of the principal amount of all Loans (a) divided among the Lenders according to their Applicable Percentages, (b) bearing interest at the same rate and (c) if bearing interest based upon the Adjusted LIBO Rate, having the same Interest Period.

“Transaction Costs” means, with respect to the Transactions or any Specified Transaction, all transaction fees, charges and other amounts related to the Transactions or such Specified Transaction (including, in each case, any underwriting, commitment, arrangement, structuring or similar fees), merger and acquisition fees (including any investment banking or brokerage fees), legal fees and expenses, consulting and valuation fees, due diligence fees or any other fees and expenses in connection therewith).

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans, and the use of the proceeds thereof in accordance with the terms of this Agreement, (b) the consummation of the Merger Transaction in accordance with the terms of the Merger Agreement and (c) the repayment of the Debt to be Repaid in accordance with the terms of this Agreement.

“Type” refers to whether the rate of interest on any Tranche is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state of the U.S. the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UCC Filing Collateral” means Collateral consisting solely of assets for which a security interest can be perfected by filing a UCC financing statement.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means at any time (a) as of the date hereof, each Subsidiary of the Borrower listed on Schedule 5.10, (b) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.10 subsequent to the date hereof and (c) any Subsidiary of an Unrestricted Subsidiary; provided that Unrestricted Subsidiaries shall not exceed 2.5% of (i) the consolidated gross revenues (after intercompany eliminations) of the Borrower and its Subsidiaries, or (ii) the consolidated assets (after intercompany eliminations) of the Borrower and its Subsidiaries, in each case as of the last day of the most recently completed Computation Period at the time of designation. For the avoidance of doubt, if at the time that annual financial statements are delivered by the Borrower pursuant to Section 5.1(a) or at the time of the consummation of any Acquisition (any such date, a “Determination Date”), the amount set forth in clause (i) or (ii) above exceeds such 2.5% threshold, then such Unrestricted Subsidiary (to the extent that it is not an Excluded Subsidiary (without giving effect to clause (d) of the definition thereof)) shall become a Restricted Subsidiary and in connection therewith, the Borrower shall cause such Restricted Subsidiary to execute and deliver such guaranties, security agreements, pledge agreements, mortgages, financing statements and other documents to the Administrative Agent by no later than 30 days following the Determination Date (or such later date as may be reasonably agreed to by the Administrative Agent).

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“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

“U.S. Tax Compliance Certificate” is defined in Section 2.14(g).

“Voting Equity Interest” means, as to any Person, an Equity Interest in such Person having ordinary voting power with respect to the board of directors or other governing body of such Person.

“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares required by law) are owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.2 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.3 Accounting Terms and Determinations; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application

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thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect), to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20, to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any change (including, without limitation, the adoption of ASU 2016-2-Leases (Topic 842)) to lease accounting rules from those in effect on the date hereof pursuant to Accounting Standards Codification 840 and other lease accounting guidance as in effect on the date hereof.

SECTION 1.4 Time of Day. Unless otherwise specified, all references herein to time of day shall be references to New York, New York time (daylight or standard, as applicable).

ARTICLE II

The Credits

SECTION 2.1 Loan Commitments. Subject to the terms and conditions set forth herein, each Lender agrees severally to make a single Loan to the Borrower on the Effective Date each in an amount equal to such Lender’s Commitment by making immediately available funds available to the Administrative Agent’s designated account on the Effective Date. After the making of the Loans, the Commitments shall terminate. Amounts repaid in respect of the Loans may not be reborrowed.

SECTION 2.2 Loans. (a) The failure of any Lender to make a Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b) Each Lender at its option may make its Loan (or any portion thereof) by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan (or portion thereof) in accordance with the terms of this Agreement.

(c) Subject to Section 2.10, the Loans shall be comprised entirely of Base Rate Tranches or Eurodollar Tranches as the Borrower may request in accordance with this Agreement.

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(d) At the commencement of each Interest Period for any Eurodollar Tranche, such Eurodollar Tranche shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $5,000,000. Tranches of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Tranches outstanding.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue any Tranche as, a Eurodollar Tranche if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.3 Request for Loans. To request the Loans to be made on the Effective Date, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request signed by the Borrower by (a) in the case of a Eurodollar Tranche, not later than 11:00 a.m. three Business Days before the Effective Date or (b) in the case of a Base Rate Tranche, not later than 11:00 a.m. one Business Day before the Effective Date. Each such Borrowing Request shall specify the following information in compliance with Section 2.2:

(i) the aggregate amount of the requested Loans;

(ii) the date such Loans are to be made, which shall be a Business Day;

(iii) whether such Loans are to consist of Base Rate Tranches or a Eurodollar Tranches, or both;

(iv) in the case of a Eurodollar Tranche, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number the bank account to which funds are to be disbursed.

If no election as to the Type of Tranche is specified, then the requested Loans shall consist of a single Base Rate Tranche. If no Interest Period is specified with respect to any requested Eurodollar Tranche, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made on the Effective Date.

SECTION 2.4 Funding of the Loans. (a) The Loans shall be made as provided in Section 2.1. The Administrative Agent will make such Loans available to the Borrower by promptly transferring the amounts so received, in like funds, via wire transfer to the bank account designated by the Borrower in the Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s Loan, the Administrative Agent may in its sole discretion assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in its sole discretion in reliance upon such assumption, make available to the Borrower a

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corresponding amount. In such event, if a Lender has not in fact made its Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Tranches. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Nothing in this Section 2.4(b) shall obligate the Administrative Agent to prefund any amount.

SECTION 2.5 Interest Elections. (a) The Loan Tranches initially shall be of the Types specified in the Borrowing Request and, in the case of a Eurodollar Tranche, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise specified in Section 2.3. Thereafter, the Borrower may elect to convert any Tranche to a different Type or to continue such Tranche and, in the case of a Eurodollar Tranche, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Tranche, in which case each such portion shall be allocated ratably among the Lenders and the Tranches comprising each such portion shall be considered a separate Tranche.

(b) If the Borrower elects to continue or convert a Tranche pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by submitting an Interest Election Request signed by the Borrower by the time that the Borrowing Request would be required under Section 2.3. Each such Interest Election Request shall be irrevocable and shall be submitted in the manner required by the Administrative Agent from time to time.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the Tranche to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Tranche (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Tranche);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Tranche is to be a Base Rate Tranche or a Eurodollar Tranche; and

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(iv) if the resulting Tranche is a Eurodollar Tranche, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Tranche but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Tranche.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Tranche prior to the end of the Interest Period applicable thereto, then, unless such Eurodollar Tranche is repaid as provided herein, at the end of such Interest Period such Tranche shall be converted to a Base Rate Tranche. Notwithstanding any contrary provision hereof, if an Event of Default under Section 7.1(a), (b), (h), or (i) has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default under Section 7.1(a), (b), (h), or (i) is continuing (i) no outstanding Tranche may be converted to or continued as a Eurodollar Tranche and (ii) unless repaid, each Eurodollar Tranche shall become a Base Rate Tranche at the end of the Interest Period applicable thereto.

SECTION 2.6 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then-unpaid principal amount of the Loans on the Maturity Date.

(b) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the Loans in installments equal to such Lender’s Applicable Percentage of the aggregate principal amount of the Loans as follows:

Payment Date	Amount
June 30, 2016	$1,875,000
September 30, 2016	$1,875,000
December 31, 2016	$1,875,000
March 31, 2017	$1,875,000
June 30, 2017	$3,750,000
September 30, 2017	$3,750,000
December 31, 2017	$3,750,000
March 31, 2018	$3,750,000
June 30, 2018	$7,500,000
September 30, 2018	$7,500,000
December 31, 2018	$7,500,000
March 31, 2019	$7,500,000
June 30, 2019	$11,250,000
September 30, 2019	$11,250,000
December 31, 2019	$11,250,000
March 31, 2020	$11,250,000
June 30, 2020	$13,125,000
September 30, 2020	$13,125,000
December 31, 2020	$13,125,000
March 31, 2021	$13,125,000

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(c) Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain a Register pursuant to Section 11.4(c) and an account for each Lender in which it shall record (i) the amount of each Loan made hereunder and any promissory note evidencing such Loan, the Tranches hereunder and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to clause (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms of this Agreement.

(f) Any Lender may request that the Loan made by it be evidenced by a promissory note (each, a “Note”) in the form of Exhibit A. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender and its registered assigns). Thereafter, the Loan evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 11.4) be represented by one or more Notes payable to the payee named therein.

SECTION 2.7 Prepayment of Loans. (a) Voluntary. The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, without penalty or premium subject to (i) prior notice in accordance with clause (c) of this Section, and (ii) the requirements of Section 2.13.

(b) Mandatory. The Borrower shall make a prepayment of the Loans until paid in full upon the occurrence of any of the following at the following times and in the following amounts:

(i) No later than five (5) Business Days after the receipt by any Loan Party or any Restricted Subsidiary of any Net Cash Proceeds from any Asset Sale, in an amount equal to 100% of such Net Cash Proceeds; provided, that (x) upon written notice to the Administrative Agent, the Borrower, directly or through one or more of its Subsidiaries, shall have the option to invest such Net Cash Proceeds within 365 days of receipt thereof

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in assets of the general type used in the business of the Borrower and its Subsidiaries, and (y) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Asset Sale so long as the cumulative Net Cash Proceeds on (1) Asset Sales consummated by the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries does not exceed on and prior to the Maturity Date $7,500,000 and (2) Assets Sales consummated by the Restricted Subsidiaries that are Foreign Subsidiaries does not exceed on and prior to the Maturity Date, $10,000,000 (the “Foreign Asset Sale Cap”), provided, however, that the Net Cash Proceeds of Asset Sales consummated by Restricted Subsidiaries that are Foreign Subsidiaries in the 12 month period following the Effective Date in an aggregate amount not exceeding $10,000,000 shall be excluded for purposes of calculating the Foreign Asset Sale Cap.

(ii) No later than five (5) Business Days after the receipt by any Loan Party or any Subsidiary of any Net Cash Proceeds from any Recovery Event, in an amount equal to 100% of such Net Cash Proceeds; provided, that (x) upon written notice to the Administrative Agent, the Borrower, directly or through one or more of its Subsidiaries, shall have the option to invest such Net Cash Proceeds within 365 days of receipt thereof in assets of the general type used in the business of the Borrower and its Subsidiaries, and (y) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of a Recovery Event not exceeding $3,000,000 so long as the cumulative Net Cash Proceeds received on account of all Recovery Events on and prior to the Maturity Date does not exceed $7,500,000.

(iii) Concurrently with the receipt by any Loan Party or any Subsidiary of any Net Cash Proceeds from any issuance of any Indebtedness of any Loan Party or any Subsidiary (excluding Indebtedness permitted by clauses (a) through (q) of Section 6.2), in an amount equal to 100% of such Net Cash Proceeds.

(c) Notice Matters. The Borrower shall notify the Administrative Agent by submitting a written notice signed by the Borrower (by hand delivery or, if arrangements for doing so have been approved by the Administrative Agent, electronic communication) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Tranche, not later than 11:00 a.m. three Business Days before the date of prepayment, or (ii) in the case of prepayment of a Base Rate Tranche, not later than 11:00 a.m. one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount to be prepaid provided, however, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, incurrence of other Indebtedness or consummation of another transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied prior to the stated effective date of the termination or reduction set forth in such notice. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.9. If a Eurodollar Tranche is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.13.

(d) Application of Payment. Voluntary prepayments of the Loans pursuant to Section 2.7(a) shall be applied to the remaining installments of the Loans in the direct order of maturity. Mandatory prepayments of the Loans pursuant to Section 2.7(b) shall be applied ratably to the remaining installments of the Loans on a pro rata basis.

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SECTION 2.8 Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(b) The Borrower agrees to pay to the Lenders fees payable in the amounts and at the times separately agreed upon between the Borrower and the Lenders.

(c) All fees payable under this Section shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.

SECTION 2.9 Interest. (a) Base Rate Tranches shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) Each Eurodollar Tranche shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Eurodollar Tranche plus the Applicable Rate.

(c) Notwithstanding anything to the contrary herein, at any time an Event of Default pursuant to Section 7.1(a), (b), (h), or (i) exists, (i) the Applicable Rate with respect to the Loans shall be increased by 2%; and (ii) all other amounts (other than the amounts in clause (c)(i) above) payable by the Borrower hereunder shall bear interest at a rate 2% above the rate applicable to Base Rate Tranches as provided in clause (a) above, in each of the foregoing clauses (c)(i) and (ii), after as well as before judgment.

(d) Accrued interest on the Loans shall be payable in arrears on each Interest Payment Date for such Loans; provided that (i) interest accrued pursuant to clause (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of the Loans, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Tranche prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Tranche shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

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SECTION 2.10 Alternate Rate of Interest. Notwithstanding any other provision of this Agreement, if prior to the commencement of any Interest Period for a Eurodollar Tranche:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for an Interest Period with the duration of such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Eurodollar Tranche for an Interest Period with the duration of such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, followed promptly by written confirmation thereof delivered by electronic communication as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, then (i) any Interest Election Request that requests the conversion of any Tranche to, or continuation of any Tranche as, a Eurodollar Tranche with an Interest Period having the duration of such Interest Period shall be ineffective and (ii) if any Interest Election Request requests a Eurodollar Tranche with an Interest Period having the duration of such Interest Period, such Tranche shall have an Interest Period with the shortest available duration described in the definition of “Interest Period” or, in the absence of any such available duration, as a Base Rate Tranche.

SECTION 2.11 Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subject any Recipient to any Taxes (except to the extent such Taxes are Indemnified Taxes for which relief is sought under Section 2.14, Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” or Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loan made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurodollar Tranches (or, in the case of any Change in Law with respect to Taxes, any Loan), or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or

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amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered but only to the extent that such Lender shall impose substantially similar charges on substantially similar borrowers.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered but only to the extent that such Lender shall impose substantially similar charges on substantially similar borrowers.

(c) Certificates for Reimbursement. A certificate of a Lender or other Recipient setting forth the amount or amounts necessary to compensate such Lender or other Recipient or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or other Recipient, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or other Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.12 Change in Legality. Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain, or convert any Tranche into, a Eurodollar Tranche, then, upon written notice by such Lender to the Borrower and to the Administrative Agent, which notice shall specify the extent of such unlawfulness (e.g., whether such unlawfulness applies to Eurodollar Tranches generally or only to Interest Periods of a particular length):

(a) any request for the making or continuation of, or the conversion of Base Rate Tranches into, Eurodollar Tranches shall, solely as to such Lender and to the extent a Eurodollar Tranche by such Lender would be (or during the applicable Interest Period would become) unlawful, be disregarded and the portion of the Loan such Lender that would be part of the applicable Eurodollar Tranche shall be made as, converted to or continue to be maintained as a Base Rate Tranche (or bear interest at such other rate as may be agreed between the Borrower and such Lender); and

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(b) each outstanding Eurodollar Tranche of such Lender shall, on the last day of the Interest Period therefor (unless such Tranche may be continued as a Eurodollar Tranche for the full duration of any requested new Interest Period without being unlawful) or on such earlier date as such Lender shall specify is necessary pursuant to the applicable Change in Law, convert to a Base Rate Tranche.

SECTION 2.13 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Tranche other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Tranche other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any Eurodollar Tranche on the date specified in any notice delivered pursuant hereto then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Tranche, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Tranche had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Tranche, for the period from the date of such event to the last day of the then-current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Tranche) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

SECTION 2.14 Taxes.

(a) Defined Terms. For purposes of this Section 2.14, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

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(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower hereby indemnifies each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any Lender, the Borrower shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority or indemnify the Administrative Agent or such Lender, in accordance with Applicable Law or at the option of the Administrative Agent or such Lender; provided that neither the Administrative Agent nor any Lender shall be under any obligation to provide any such notice to the Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed

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documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(g)(ii)(A) and (ii)(B) and 2.14(h) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W8-BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W8-BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A)

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of the IRC, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W8-BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W8-BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner; and

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(h) Documentation Required by FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding Taxes imposed under FATCA, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

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(i) Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of any Recipient, or have any obligation to pay to any Recipient, any refund of Taxes withheld or deducted from funds paid for the account of such Recipient, as the case may be. If any Recipient determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this clause (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (i), in no event will a Recipient be required to pay any amount to an indemnifying party pursuant to this clause (i) the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (i) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(k) Updates. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.14 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

SECTION 2.15 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.11, 2.13 or 2.14, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon and fees with respect thereto. All such payments shall be made to the Administrative Agent at its offices at 452 Fifth Avenue, New York, New York 10018, except that payments pursuant to Sections 2.11, 2.13, 2.14 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

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(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loan or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loan and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing to them; provided that:

(x) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(y) the provisions of this Section 2.15(b) shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loan to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.15(b) shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may in its sole discretion assume that the Borrower has made such payment on such date in accordance herewith and may, in its sole discretion in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing in this Section 2.15(c) shall obligate the Administrative Agent to prefund any amount.

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(d) The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.3(c) are several and not joint. The failure of any Lender to make a Loan , to fund any such participation or to make any payment under Section 11.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.3(c).

SECTION 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or delivers a notice described in Section 2.12, or requires the Borrower to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce any amount payable pursuant to Section 2.11 or 2.14, or illegality, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if any Lender delivers a notice described in Section 2.12 or if the Borrower is required to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.16(a) (each such Lender, an “Increased Cost Lender”), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.4;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

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(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) in the case of any such assignment resulting from a notice of illegality under Section 2.12, such assignment will eliminate such illegality;

(v) such assignment does not conflict with Applicable Law; and

(vi) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effect any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.16. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as an Increased Cost Lender, Non-Consenting Lender or Defaulting Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effect such assignment in accordance with Section 11.4. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one (1) Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 11.4 on behalf of an Increased Cost Lender, Non-Consenting Lender or Defaulting Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.4.

SECTION 2.17 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise), or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.8, shall be applied at such time or times as may be determined by the

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Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loan in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment the Loan of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata under the Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustment will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.18 Amend and Extend Option.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity date of any Loans with a like maturity date to the extended maturity date specified in such notice (each group of Loans as so extended, as well as the group of the original Loans (and related outstandings) (in each case not so extended), being a “portion”; any Extended Loans shall constitute a separate portion of Loans from the portion of Loans from which they were converted). Such notice shall (i) set forth the amount of the applicable portion of Loans that will be subject to the Extension (which shall be in minimum increments of $5,000,000 and a minimum amount of $25,000,000), (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)) and (iii) identify the relevant portion of Loans to which such Extension relates. Each Lender holding

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Loans in the applicable portion shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender holding Loans in such portion pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrower. If the aggregate principal amount of the Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of the Loans subject to the Extension Offer as set forth in the Extension notice, then the Loans of Lenders of the applicable portion shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer. No Extension shall constitute a voluntary or mandatory payment or prepayment for purposes of Section 2.7.

(b) The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties of the Loan Parties set forth in Article III and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension, and (iii) the terms of such Extended Loans shall comply with clause (c) of this Section.

(c) The terms of each Extension shall be determined by the Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (i) the final maturity date of any Extended Loan shall be no earlier than the Maturity Date, (ii) the weighted average life to maturity of the Extended Loans shall be no shorter than the remaining weighted average life to maturity of the existing Loans, (iii) the Extended Loans will rank pari passu in right of payment with respect to security with the existing Loans and the borrower and guarantors of the Extended Loans shall be the same as the Borrower and Guarantors with respect to the existing Loans, (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Loan shall be determined by the Borrower and the applicable extending Lenders, (v) the Extended Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the other Loans, and (vi) the terms of the Extended Loans shall be substantially identical to the terms of the Loans that are not being extended (except as set forth in clauses (c)(i) through (v) above); provided, that, such other terms and conditions of such Extended Loans may be more favorable to the Lenders providing such Extended Loans, as applicable, if and to the extent (A) the Lenders under the Loans not being extended also receive the benefit of such more favorable terms or (B) any such terms apply only after the Maturity Date.

(d) In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendment necessary to establish Extended Loans as a new portion of Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new portion (including to

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preserve the pro rata treatment of the extended and non-extended portions and to permit accrued interest and fees to share ratably in the benefits of this Agreement and the other Loan Documents and to include appropriately the Lenders holding the extended and non-extended portions in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion), in each case on terms consistent with this Section. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension notice) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

SECTION 2.19 Incremental Facility. After the Effective Date, the Borrower will have the right, without the consent of the Lenders, to establish a revolving credit facility under this Agreement (the “Incremental Facility”); provided that (a) after giving effect to the Incremental Facility, the outstanding principal amount of Loans outstanding under all portions of the Facility plus the commitments under the Incremental Facility (whether funded or not), shall not exceed $150,000,000, (b) all representations and warranties set forth in Article III and the other Loan Documents must be true and correct in all material respects upon giving effect to the Incremental Facility and no Default shall have occurred or be continuing at either the time of the request or the effective date of such increase, (c) any such increase must be in a minimum amount of $25,000,000 and in integral multiples of $5,000,000 in excess thereof, and (d) after giving effect to the Incremental Facility, on a pro forma basis, the Total Debt to EBITDA Ratio will be no greater than 0.50 to 1.00 less than the level set forth in Section 6.1(b) for such Computation Period, and (e) the Borrower shall be in compliance on a pro forma basis with the covenant set forth in Section 6.1(a), in each case under this clause (e), as of the effective date of the Incremental Facility (assuming that the Incremental Facility is fully drawn). The Borrower shall offer, in consultation with the Administrative Agent, the Incremental Facility to the Lenders (but no Lender will have an obligation to commit to all or any portion of the Incremental Facility). If the Lenders are not willing to commit to the Incremental Facility, the Borrower may offer the Incremental Facility or any portion thereof to other third party financial institutions (which must be reasonably acceptable to the Administrative Agent); provided that such new third party institution must have a commitment of at least $15,000,000. The Incremental Facility shall be established on terms customary for transactions of its size and type and (i) shall contain representations and warranties, covenants, indemnification provisions, events of default and other material terms that are identical to the Facility (unless otherwise reasonably satisfactory to the Lenders), (ii) provide for any revolving lenders thereunder to be secured on a pari passu basis with the Lenders under the Facility, (iii) appoint the Administrative Agent as agent for the revolving lenders (whether or not the Administrative Agent, as Lender, is participating thereunder), and (iv) will rank pari passu in right of payment and with respect to security with the Facility and the borrower and guarantors of the Incremental Facility shall be the same as the Borrower and Guarantors with respect to the Facility.

In connection with any Incremental Facility, the Borrower, the Administrative Agent and each applicable Lender shall execute and deliver to the Administrative Agent an Incremental Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Facility. Any Incremental Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as

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may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of the Incremental Facility on terms consistent with this Section (including amendments to permit accrued interest and fees to share ratably in the benefits of this Agreement and the other Loan Documents and to include appropriately the Lenders holding such Incremental Facility in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion). The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Incremental Facility on such terms as may be set forth in the relevant Incremental Amendment) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Incremental Facility or any other transaction contemplated by this Section.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.1 Organization; Powers. Each of the Borrower and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.2 Authorization; Enforceability.

(a) The Transactions are within the corporate or limited liability powers of the Loan Parties and have been duly authorized by all necessary organizational action (including, if applicable, equityholder action).

(b) This Agreement (i) has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto and (ii) constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, concepts of reasonableness and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) any Applicable Law, (ii) the charter, by-laws or other organizational documents of the Borrower or any Restricted Subsidiary or (iii) any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Restricted Subsidiary or their

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assets, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary (except for Liens under the Security Documents) except, in the case of clauses (b)(i), (b)(iii) and (c) to the extent such violation could not be reasonably be expected to have a Material Adverse Effect.

SECTION 3.4 Financial Condition; No Material Adverse Effect.

(a) The Borrower has heretofore furnished to the Lenders (i) the audited financial statements of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2013, December 31, 2014, and December 31, 2015 and (ii) interim financial statements of the Borrower and its Subsidiaries for each fiscal quarter ending after December 31, 2014, through and including the most recent fiscal quarter ended at least 45 days prior to the Effective Date. Such financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) The Borrower has heretofore furnished to the Lenders pro forma consolidated financial statements of the Borrower and its Subsidiaries giving effect to the Transactions for the twelve month period ended as of the last day of the Borrower’s fiscal year ended December 26, 2015. Such pro forma consolidated financial statements have been prepared in good faith by the Borrower, based on assumptions that at the time prepared were believed by the Borrower to be reasonable, and accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly in all material respects on a pro forma basis the pro forma consolidated financial position of Borrower and its consolidated Subsidiaries as of such date, assuming that the Transactions had actually occurred at such date; provided that such pro forma balance sheet may exclude the effects of purchase accounting adjustments.

(c) Neither the Borrower nor any Subsidiary has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the financial statements referred to in Section 3.4(a) or (b) or in the notes thereto. No Material Adverse Effect has occurred since December 31, 2015.

(d) All balance sheets, all statements of income and of cash flows and all other financial information of the Borrower and its Subsidiaries furnished pursuant to Section 5.1(a) or Section 5.1(b) have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

(e) The Borrower has heretofore furnished to the Lenders forecasts prepared by management of the Borrower and its Subsidiaries of balance sheets, income statements and cash flow statements on a quarterly basis for the first two years following the Effective Date and on an annual basis for the next three years thereafter (such forecasts to be prepared in accordance with GAAP and with adequate text explaining the assumptions from which they were prepared). Such forecasts were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts,

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and represented, at the time of delivery, the Borrower’s reasonable estimate of its future financial condition and performance, it being understood that such forecasts (i) are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material and (ii) are not a guarantee of performance.

SECTION 3.5 Properties. (a) Each of the Borrower and its Restricted Subsidiaries has (i) in the case of owned real property, good and insurable title to, (ii) in the case of owned personal property, good and valid title to and (iii) in the case of leased real property or personal property, valid and enforceable leasehold interests (as the case may be) in, all its real property and personal property necessary or used in the ordinary conduct of its business, except for defects in title that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The property of the Borrower and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 6.3.

(b) Each of the Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents, domain names and other intellectual property material to its business, and the use thereof by the Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such failures to own or be licensed and any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.6 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, with respect to any real property currently or formerly owned or operated by Borrower or any Restricted Subsidiary (i) there has been no release of Hazardous Materials at, from, or to such real property, including the soils, surface waters, or ground waters thereof, and (ii) there are no conditions at such real property which, in each case, with the passage of time, or giving of notice, or both, would be reasonably likely to result in an Environmental Liability.

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SECTION 3.7 Compliance with Laws and Agreements. Each of the Borrower and its Restricted Subsidiaries is in compliance with all Applicable Law, except with respect to any failure to comply that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each of the Borrower and its Restricted Subsidiaries is in compliance with all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions.

SECTION 3.8 Investment Company Status; Other Laws. Neither the Borrower nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.9 Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all federal and other material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves.

SECTION 3.10 ERISA Compliance. Each Plan is in compliance in all material respects with all applicable requirements of ERISA, the IRC and other Applicable Law. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The Borrower and each ERISA Affiliate has complied with the Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding requirements under the Funding Rules has been applied for or obtained.

SECTION 3.11 Insurance. Set forth on Schedule 3.11 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Effective Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party). The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

SECTION 3.12 Use of Proceeds; Margin Regulations.

(a) The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.7.

(b) Neither the Borrower nor any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

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SECTION 3.13 Subsidiaries; Equity Interests. The Borrower has no Subsidiaries other than those specifically disclosed in Part I of Schedule 3.13, and any Subsidiaries that are permitted to have been organized or acquired after the Effective Date in accordance with Section 6.6. All of the outstanding Equity Interests in Subsidiaries disclosed in Part I of Schedule 3.13 have been validly issued, are fully paid and nonassessable and, as of the Effective Date, are owned by a Loan Party in the amounts specified on Part I of Schedule 3.13 free and clear of all Liens (other than Liens under the Security Documents and Liens permitted under Section 6.3). The Borrower has no equity investments in any other Person other than those specifically disclosed in Part II of Schedule 3.13 or permitted to have been acquired after the Effective Date in accordance with Section 6.6.

SECTION 3.14 Disclosure. Neither the Perfection Certificate nor any of the other written reports, financial statements, certificates or other written information (other than forward-looking information and projections and information of a general economic nature and general information about the Borrower’s industry) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith on the basis of the assumptions believed by the Borrower to be reasonable at the time made, it being understood that such forecasts (i) are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material and adverse and (ii) are not a guarantee of performance.

SECTION 3.15 Security Documents.

(a) The Security Agreement, upon execution and delivery thereof by the parties thereto, is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. When UCC financing statements in appropriate form are or have been filed in the appropriate filing offices listed in the Perfection Certificate, the Liens created under the Security Agreement in such Collateral (other than Intellectual Property, as defined in the Security Agreement and Deposit Accounts, as defined in the Security Agreement) shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Collateral in which a security interest is granted under the Security Agreement to the extent a security interest in such Collateral can be perfected by filing under the UCC, prior and superior in right to any other Person (except for Liens permitted by Section 6.3).

(b) The Pledge Agreement, upon execution and delivery thereof by the parties thereto, is effective to create in favor of the Administrative Agent, for the benefit of the Secured

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Parties, a legal, valid and enforceable security interest in the Pledged Collateral described therein and proceeds thereof. When the Stock Certificates are delivered to the Administrative Agent, together with appropriate stock powers executed by an appropriate person in blank, the Liens created under the Pledge Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Stock Certificates, prior and superior in right to any other Person. When UCC financing statements in appropriate form are or have been filed in the appropriate filing offices listed in the Perfection Certificate, the Liens created under the Pledge Agreement in such Pledged Collateral shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Collateral in which a security interest is granted under the Pledge Agreement to the extent a security interest in such Pledged Collateral can be perfected by filing under the UCC, prior and superior in right to any other Person (except for Liens permitted by Section 6.3).

(c) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the mortgaged real property described therein and proceeds thereof and when the Mortgages are or have been recorded in the appropriate offices, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Real Properties and the proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person (except for Real Property Permitted Encumbrances applicable to the real property subject to such Mortgage).

(d) Upon the recordation of the Security Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the appropriate filing offices listed in the Perfection Certificate, the Liens created under the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing in the United States Patent and Trademark Office, in each case prior and superior in right to any other Person (except for Liens permitted under Section 6.3(a), (b) and (c), it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof.

SECTION 3.16 Solvency, etc. On the Effective Date, and immediately prior to and after giving effect to the Loans hereunder and the use of the proceeds thereof, (a) the fair value of the property of the Borrower and its Subsidiaries (on a consolidated basis) is greater than the total amount of the liabilities, including contingent liabilities, of the Borrower and its Subsidiaries (on a consolidated basis), (b) the present fair salable value of the assets of the Borrower and its Subsidiaries (on a consolidated basis) is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries (on a consolidated basis) on their debts as they become absolute and matured, (c) the Borrower and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature, (d) the Borrower and its Subsidiaries (on a consolidated basis) are not engaged in business or a transaction, and are not about to engage in

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business or a transaction, for which their property would constitute an unreasonably small capital, and (e) the Borrower and its Subsidiaries are able to pay their debts and liabilities, contingent obligations and other commitments as they become absolute and matured in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

SECTION 3.17 Sanctions and Anti-Bribery.

(a) None of the Borrower, any of its Subsidiaries, or, to the knowledge of the Borrower, any director or officer, or any employee, agent, or Affiliate, of the Borrower or any of its Subsidiaries is a Person that is, or is owned 50 percent or more or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or the Hong Kong Monetary Authority (collectively, “Sanctions”), or (ii) located , organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, the Crimea Region, Cuba, Iran, North Korea, Sudan and Syria.

(b) The Borrower and, to the knowledge of the Borrower, its Affiliates are in compliance in all material respects with the United Kingdom Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), and all other applicable anti-corruption laws and have instituted and maintain policies and procedures reasonably designed to ensure continued compliance therewith.

SECTION 3.18 Real Property. Set forth on Schedule 3.18 is a complete and accurate list, as of the Effective Date, of the address of each parcel of real property, together with, in the case of leased real property, the name and mailing address of the lessor of such real property and, in the case of owned real property, the legal description and the parcel number thereof.

SECTION 3.19 Absence of Defaults. No event has occurred or is continuing: (a) which constitutes a Default; or (b) which constitutes a default or event of default by the Borrower or any of its Restricted Subsidiaries under: (i) any Material Contract (including the Merger Agreement); or (ii) any judgment, decree or order to which the Borrower or any of its Restricted Subsidiaries is a party or by which the Borrower or any of its Restricted Subsidiaries or any of their respective properties may be bound that, in each case under this clause (b), could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect

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ARTICLE IV

Conditions Precedent

SECTION 4.1 Effective Date. The obligations of the Lenders to make the Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.2):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include an email transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received the following, each in form and substance satisfactory to the Administrative Agent:

(i) a counterpart of the Security Agreement executed by each Loan Party;

(ii) a counterpart of the Pledge Agreement executed by each Loan Party that owns an Equity Interest in a Subsidiary that is required to be pledged thereunder, together with, in the case of any Equity Interest owned by a Loan Party that is evidenced by a Stock Certificate, such Stock Certificate, endorsed or accompanied by a duly executed instrument of transfer to the Administrative Agent or in blank;

(iii) subject to the penultimate paragraph of this Section 4.1 each document (including UCC financing statements) required by the Security Documents or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior to all other Liens (subject only to Liens permitted pursuant to Section 6.3), in proper form for filing, registration or recording (including, without limitation, IP Filings with respect to patents, trademarks, copyrights and related intellectual property assets issued by, registered with or for which applications for issuance or registration have been filed with, United States Patent and Trademark Office and the United States Copyright Office); provided, however, that notwithstanding anything contained herein to the contrary, no Mortgages or Collateral Access Agreements shall be required to be delivered hereunder on or prior to the dates specified in the penultimate paragraph of this Section 4.1;

(iv) certified copies of UCC and other Lien search reports dated a date near to the Effective Date, listing all effective financing statements and other Lien filings that name any Loan Party (under their current names and any previous names) as debtors, together with (A) copies of such financing statements or other Lien filings and (B) such UCC termination statements or amendments or other Lien terminations as the Administrative Agent may request;

(v) a completed Perfection Certificate dated the Effective Date and signed by the Loan Parties, together with all attachments contemplated thereby;

(vi) such documents, incumbency and other certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Loan Documents, the identity,

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authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents (it being understood and agreed that the Administrative Agent and the Lenders shall be entitled to conclusively rely on such documents, incumbency and certificates until notice is received by the Administrative Agent from the Borrower to the contrary);

(vii) a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming (1) the Specified Representations are true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) and (b) the Specified Merger Agreement Representations are true and correct in all respects, but only to the extent that the Borrower or the Merger Sub have the right to terminate its obligations under the Merger Agreement or otherwise decline to close the Merger Transaction as a result of a breach of any such Specified Merger Agreement Representations or any such Specified Merger Agreement Representations not being accurate (in each case, determined without regard to any notice requirement); and

(viii) a Solvency Certificate as to the Borrower and its Subsidiaries on a consolidated basis, executed by a Financial Officer.

(c) The Administrative Agent shall have received an opinion of (i) Davis Polk & Wardwell LLP, New York counsel to the Loan Parties, (ii) Miller Nash Graham & Dunn LLP, special Oregon counsel to the Loan Parties, (iii) Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel to the Loan Parties and (iv) Weintraub Tobin Chediak Coleman Grodin Law Corporation, special California counsel to the Loan Parties, in each case addressed to the Administrative Agent and each Lender. For the avoidance of doubt, the deliverables under this Section 4.1(c) shall not include any legal opinion that would otherwise be required to be delivered in connection with any Mortgage, as set forth in Section 5.8(b) hereof.

(d) The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that all Debt to be Repaid has been (or concurrently with the borrowing of the Loans will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the borrowing of the Loans will be) terminated (other than unasserted and contingent reimbursement and indemnity obligations).

(e) The Administrative Agent will have received, in form and substance reasonably satisfactory to the Administrative Agent, a fully-executed copy of the Merger Agreement (it being acknowledged that the Merger Agreement as received by the Administrative Agent on February 3, 2016 is in form and substance satisfactory to the Administrative Agent), and all exhibits and schedules thereto, and all other documents executed in connection therewith, in each case, certified as true and correct by a Responsible Officer of the Borrower.

(f) The Merger Transaction shall be consummated substantially simultaneously with the funding of the Loans and in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any waiver, modifications or consent thereunder that is materially adverse to the interests of the Lenders, it being understood that, without limitation, (i) any amendment, modification or waiver that changes the amount or form of the purchase price in

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excess of 10% (provided that any decrease in purchase price of less than 10% shall be applied to reduce the Facility and the cash portion of the merger consideration on at least a pro rata basis (for the avoidance of doubt after giving effect to any consideration to be paid in the form of Equity Interests), and any increase in the purchase price of less than 10% shall be funded with cash on hand or the proceeds of the issuance of common Equity Interests of the Borrower), (ii) any change to the direct or third party beneficiary rights applicable to the Administrative Agent and the Lenders under, or the governing law of, the Merger Agreement (including, without limitation, any changes to Section 11.06(a) of the Merger Agreement), (iii) any modification to the definitions of “Company Material Adverse Effect” in the Merger Agreement, (iv) other than in accordance with the Merger Agreement as in effect on February 3, 2016, any agreement by the Borrower, the Target or their respective Subsidiaries to Dispose of, divest or transfer any assets or to hold separate any assets or operations (either before or after the Effective Date) or commit to do any of the foregoing, in each case under this clause (iv) to comply with any restraint imposed by the Federal Trade Commission or the United States Department of Justice, (v) other than in accordance with the Merger Agreement as in effect on February 3, 2016, any change in the percentage of the Borrower’s Equity Interests to be issued to the holders of the Equity Interests (including the holders of any options, warrants and similar rights) of the Target as purchase consideration, and (vi) any agreement by the Borrower, the Target or their respective Subsidiaries to Dispose of, divest or transfer any material portion of their intellectual property (other than licensing of intellectual property in the ordinary course businesses) to an entity organized under the laws of a jurisdiction outside of the United States (either before or after the Effective Date) or commit to do any of the foregoing, shall, in each case of the foregoing clauses (i) through (vi), be deemed to be a modification or consent that is materially adverse to the interests of the Lenders) unless approved by the Lenders. For the avoidance of doubt, it is understood and agreed that any change to the Merger Agreement which would cause the Borrower to issue less than 99% of the Maximum Share Number (as such term is defined in the Merger Agreement as in effect on February 3, 2016) of its Equity Interest to the holders of Equity Interests (including the holders of any options, warrants and similar rights) of the Target as purchase consideration shall be deemed materially adverse to the interests of the Lenders.

(g) The Lenders shall have received evidence satisfactory to the Administrative Agent that since February 3, 2016, there shall not have occurred a “Company Material Adverse Effect” (as defined in the Merger Agreement).

(h) The Administrative Agent and Lenders shall have received satisfactory evidence that, after giving effect to the Transactions on the Effective Date, the Borrower and its Subsidiaries will have at least $65,000,000 of cash and Cash Equivalent Investments on hand as of the Effective Date held in accounts that are not subject to any restriction on use or designated for a particular purpose or any Lien other than the security interest in favor of the Administrative Agent under the Security Documents and Liens permitted by Section 6.3.

(i) All accrued fees and expenses of the Administrative Agent and the Lenders (including the reasonable fees and expenses of counsel (including local counsel) for the Administrate Agent) incurred in connection with the Transactions and the Facility (which amounts will include a reasonable post-closing anticipation), in each case to the extent invoiced at least one Business Day prior to the Effective Date, and all other amounts due and owing pursuant to the Fee Letters shall have been paid (or shall be paid substantially simultaneously

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with the funding of the Loans). The Administrative Agent shall be authorized to deduct all such amounts from the proceeds of the Loans prior to advancing such proceeds to the Borrower, in all cases, in accordance with a funds flow and disbursement direction letter in form and substance acceptable to the Borrower and the Administrative Agent.

(j) The Administrative Agent and each Lender shall have received at least two (2) Business Days prior to the Effective Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, OFAC, and FCPA, that has been requested in writing by the applicable Lender to the Borrower and Guarantors at least five (5) Business Days prior to the Effective Date.

Notwithstanding anything to the contrary set forth in this Section 4.1, it is understood that (a) other than with respect to any UCC Filing Collateral or Stock Certificates, to the extent any Collateral is not provided to the Administrative Agent on the Effective Date after the Borrower’s use of commercially reasonable efforts to do so (or the same is not otherwise required to be delivered to the Administrative Agent on the Effective Date in accordance with the terms of this Agreement), the delivery of such Collateral shall not constitute a condition precedent to the funding of the Loans on the Effective Date but shall instead be required to be delivered (i) with respect to IP Filings and Account Control Agreements, not more than 30 days after the Effective Date pursuant to arrangements to be mutually agreed by the Loan Parties, the Administrative Agent and the Lenders acting reasonably and (ii) with respect to all other Collateral other than the UCC Filing Collateral, Stock Certificates, IP Filings, Account Control Agreements, and other third-party deliverables required pursuant to Section 5.8(b), not more than 60 days after the Effective Date pursuant to arrangements to be mutually agreed by the Loan Parties, the Administrative Agent and the Lenders acting reasonably (provided that subject to Section 5.8 with respect to certain third party deliverables such as Collateral Access Agreements and Account Control Agreements from depositary banks other than the Lenders, the Administrative Agent may, in its discretion, elect to extend such 60 day period for up to an additional 60 days), (b) with respect to perfection of security interests in UCC Filing Collateral, Borrower’s sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements to the Administrative Agent and to cause the applicable Guarantors to irrevocably authorize the Administrative Agent to file necessary UCC financing statements, (c) with respect to perfection of security interests in Stock Certificates, the Borrower’s sole obligation shall be to deliver to the Stock Certificates (to the extent certificated) to the Administrative Agent together with undated stock powers in blank, and (d) with respect to any Mortgages, Collateral Access Agreements or other third party deliverables and the other deliverables required pursuant to Section 5.8(b) hereof, not more than 60 days after the date the underlying property is otherwise required to serve as Collateral hereunder (provided, that, in any event, the Administrative Agent may, in its discretion, elect to extend such 60 day period for up to an additional 60 days).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.2) at or prior to 3:00 p.m. on June 24, 2016 (and, in the event such conditions are not satisfied or waived, the Commitments shall terminate at such time).

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ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with the Administrative Agent and the Lenders that, until the Termination Date:

SECTION 5.1 Financial Statements and Other Information. The Borrower shall furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower beginning with the fiscal year ending on or about December 31, 2016, its audited consolidated balance sheet and related statements of operations, shareholders equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG or other independent public accountants of recognized national standing (without any qualification or exception which (x) is of a “going concern” or similar nature (other than any qualification arising from the Loans hereunder maturing, in accordance with their terms on a non-accelerated basis, less than one year following the date of such financial statements), or (y) relates to the limited scope of examination of matters relevant to such financial statement) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower commencing with the fiscal quarter ending June 30, 2016, its consolidated balance sheet and related statement of operations as of the end of and for such fiscal quarter and related statements of operations and cash flows for the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.1(a) and (b) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) as soon as available, but in any event no later than 60 days after the commencement of each fiscal year of the Borrower (commencing with the fiscal year beginning January 1, 2017), forecasts prepared by management of the Borrower of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year;

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(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than registration statements on Form S-8) filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(f) concurrently with any delivery of financial statements under clause (a) or (b) above, separate schedules reflecting the balance sheet information income and cash flows of the Unrestricted Subsidiaries and reconciling such information to the financial statements described above; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request; provided that the Borrower and its Subsidiaries shall not be required to disclose any information to the extent that the Borrower or such Subsidiary has determined in good faith that (i) it is prohibited from furnishing such other information by (x) Applicable Law or (y) a confidentiality obligation owed by the Borrower or any Subsidiary to any third party (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.1(g)) unless mutually agreeable arrangements are made by the Borrower or such Subsidiary with such third party (and at the Administrative Agent’s or any Lender’s reasonable request, the Borrower or such Subsidiary shall take all commercially reasonable efforts to cause such arrangement to be made with respect to information relating to any Material Contract), it being understood and agreed that this Section 5.1(g) shall not be applied to augment the periodic reporting obligations of the Borrower under this Agreement, (ii) constitutes non-financial trade secrets or non-financial proprietary information, or (iii) such information is subject to attorney client or similar privilege or constitutes attorney work product.

Documents required to be delivered pursuant to Section 5.1(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) such documents are posted on the SEC’s EDGAR system; provided that: (i) the Borrower shall not be required to deliver paper copies of such documents to the Administrative Agent or any Lender unless a written request to deliver such paper copies shall be given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by e-mail) of the posting of any such documents and provide to the Administrative Agent and each Lender by e-mail electronic versions (i.e., soft copies) of such documents if so requested. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

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SECTION 5.2 Notices of Material Events. The Borrower shall furnish to the Administrative Agent and each Lender written notice of the following:

(a) as soon as possible and in any event within five (5) days after any Responsible Officer of the Borrower obtains knowledge thereof, the occurrence of any Default;

(b) as soon as possible and in any event within three (3) Business Days after any Responsible Officer of the Borrower obtains knowledge thereof, any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against the Borrower or any Restricted Subsidiary thereof that (i) seeks damages, (ii) seeks injunctive relief, (iii) alleges criminal misconduct by Borrower or any Restricted Subsidiary thereof, (iv) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, (v) asserts liability on the part of any Borrower or Restricted Subsidiary thereof in respect of any tax, fee, assessment, or other governmental charge, or (vi) involves any product recall, which in each case, could reasonably be expected to result in a Material Adverse Effect;

(c) promptly upon any Responsible Officer of the Borrower obtaining knowledge thereof, the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to the holders of any class of Material Indebtedness pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 5.1 or any other clause of this Section 5.2; and

(e) promptly upon any Responsible Officer of the Borrower obtaining knowledge thereof, any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.3 Existence; Conduct of Business. The Borrower shall, and shall cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary or desirable in the conduct of its business; provided that the foregoing shall not prohibit (a) any merger, consolidation, liquidation or dissolution permitted under Section 6.4, (b) the withdrawal by the Borrower or any of the Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (c) the abandonment by the Borrower or any of the Subsidiaries of any rights, licenses, permits, franchises, authorizations, commercial agreements, patents, copyrights, trademarks, trade secrets and trade names that such Person reasonably determines are not useful to its business or no longer commercially desirable,

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including the termination of any licenses or commercial agreements due to breach by the other party thereto, so long as such abandonment or termination could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.4 Payment of Obligations. The Borrower shall, and shall cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.5 Maintenance of Properties; Insurance. The Borrower shall, and shall cause each Restricted Subsidiary to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, (b) make all necessary repairs thereto and renewals and replacements thereof in accordance with prudent industry practice, except, in the case of each of clause (a) and (b), where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) maintain, with financially sound and reputable insurance companies, not Affiliates of the Borrower, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Borrower shall cause each issuer of an insurance policy (other than officers’ and directors’ insurance) to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as lenders loss payee with respect to each policy of property or casualty insurance and naming the Administrative Agent and each Lender as an additional insured with respect to each policy of liability insurance and (ii) providing that 30 days’ notice (or in the case of cancellation by reason of non-payment of premium, 10 days’ notice) shall be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy.

SECTION 5.6 Books and Records; Inspection Rights. The Borrower shall, and shall cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that (x) if no Event of Default has occurred and is continuing, such visits shall be limited to twice a year and (y) during the continuance of an Event of Default the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours but with reasonable prior notice. All such inspections or audits by the Administrative Agent or any such Lender shall be held at the Borrower’s headquarters or such other locations where the material books and records of the Loan Parties are kept and will be at the Borrower’s expense; provided that so long as no Event of Default exists, the Borrower shall not be required to reimburse the Administrative Agent for inspections or audits more frequently than once in each fiscal year. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries shall not be required to disclose any

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information to the extent that the Borrower or such Restricted Subsidiary has determined in good faith that (i) it is prohibited from furnishing such other information by (x) Applicable Law, or (y) a confidentiality obligation owed by the Borrower or any Subsidiary to any third party (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.6) unless mutually agreeable arrangements are made by the Borrower or such Subsidiary with such third party (and at the Administrative Agent’s or any Lender’s reasonable request, the Borrower or such Subsidiary shall take all commercially reasonable efforts to cause such arrangement to be made with respect to information relating to any Material Contract), it being understood and agreed that this Section 5.6 shall not be applied to augment the periodic reporting obligations of the Borrower under this Agreement, (ii) constitutes non-financial trade secrets or non-financial proprietary information, or (iii) such information is subject to attorney-client privilege or constitutes attorney work product.

SECTION 5.7 Use of Proceeds. The proceeds of the Loans shall be used only to (a) finance the consummation of the Transactions and (b) pay fees, commissions and expenses in connection with the Transactions. No part of the proceeds of any Loan shall be used, whether directly or indirectly, for any purpose that entails a violation of any Regulation of the FRB, including Regulations T, U and X.

SECTION 5.8 Further Assurances. (a) Subject, as applicable, to Sections 5.8(b) and (c) hereof, the Borrower shall take, and cause each other Loan Party to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Secured Obligations are secured by substantially all of the assets of the Borrower and each Restricted Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary) (as well as all Equity Interests of each Restricted Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary) and 65% of all Equity Interests of each Restricted Subsidiary that is a FSHCO or a first-tier Foreign Subsidiary that is a CFC that is owned by either the Borrower or a Domestic Subsidiary (other than an Excluded Subsidiary)) and guaranteed by each Restricted Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary) (including, upon the acquisition or creation thereof, any Restricted Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary) acquired or created after the Effective Date), in each case as the Administrative Agent may determine, including (i) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, financing statements and other documents, and the filing or recording of any of the foregoing and (ii) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession. Notwithstanding the foregoing, (i) no more than 65% of each class of issued and outstanding Equity Interests of any FSHCO or any first-tier Foreign Subsidiary that is a CFC shall be pledged or similarly hypothecated to guarantee, secure or support any Obligation of any Loan Party; (ii) no Excluded Subsidiary shall guarantee or support any Obligation of any Loan Party; (iii) no security or similar interest shall be granted in the assets of any Foreign Subsidiary that is a CFC (including any Equity Interests in Subsidiaries of any Foreign Subsidiary that is a CFC) which security or similar interests guarantees or supports any Obligation of any Loan Party, (iv) so long as no Event Default shall have occurred and be continuing, and unless required by the Administrative Agent in its sole discretion, no Loan Party will be required to make filings with respect to Intellectual Property in any jurisdiction outside of the United States, (v) so long as no Event Default shall have occurred and be continuing, and unless required by the Administrative Agent in its sole discretion, no actions in any non-U.S.

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jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interest in any assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (vi) no fixture filings shall be required other than with respect to property subject to a Mortgage, (vii) no Account Control Agreements shall be required with respect to any Excluded Account, (viii) so long as no Event Default shall have occurred and be continuing, and unless required by the Administrative Agent in its sole discretion, no security interest shall be granted in motor vehicles, aircraft and other assets subject to certificates of title or ownership (including aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof, in each case to the extent subject to Federal Aviation Act registration requirements and rolling stock, (ix) no security interest shall be granted in any lease, license or agreement, together with any rights or interests under any of the foregoing, to the extent that a grant of a security interest therein is prohibited by or would violate or invalidate such lease, license or agreement (or any right or interest under any of the foregoing) and (x) no Loan Party will be required to create or perfect a security interest in particular assets of such Loan Party if the cost of creating or perfecting such pledges or security interests in such assets shall, in the sole discretion of the Administrative Agent, be determined to be excessive in view of the benefits to be obtained by the Lenders therefrom. For the avoidance of doubt and notwithstanding any other provision of this Agreement, it is understood and agreed that Cascade Microtech, Inc. shall at all times be a Guarantor hereunder, and as such, substantially all of its assets shall be pledged to secure the Secured Obligations in accordance with the Security Documents.

(b) With respect to any fee interest in any real property located in the United States having a fair market value (together with improvements thereof) of at least $3,000,000 acquired after the Effective Date by the Borrower or any other Loan Party other than any such real property subject to a Lien expressly permitted by Section 6.3(d); provided that if a Mortgage in favor of the Administrative Agent would not violate such permitted Lien, the Borrower or such other Loan Party shall provide a Mortgage encumbering such real property and comply with the provisions in this clause (b) with respect to such real property, within 60 days after the Acquisition thereof (provided that the Administrative Agent may, in its discretion, elect to extend such 60 day period for up to an additional 60 days), (i) execute and deliver a first priority Mortgage (subject only to Real Property Permitted Encumbrances applicable to the real property subject to such Mortgage), in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (iii) if requested by the Administrative Agent, provide the following documentation in connection with such Mortgage, each in form and substance reasonably satisfactory to the Administrative Agent:

(i) an ALTA Loan Title Insurance Policy (or if such form is not available in the state in which the mortgaged real property is located, a lender’s title insurance policy in the form approved for such state) in an amount equal to the fair market value of such real property, issued by an insurer reasonably acceptable to the Administrative Agent, insuring the Administrative Agent’s Lien on such real property and containing such endorsements as the Administrative Agent may reasonably require (it being understood

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that the amount of coverage, exceptions to coverage and status of title set forth in such policy shall be reasonably acceptable to the Administrative Agent and otherwise in accordance with the requirements of this Section 5.8(b)(i));

(ii) copies of all documents of record concerning such real property as shown on the commitment for the applicable lender’s title insurance policy referred to above; provided, that any copies of the foregoing items provided or made available by any title insurer providing a lender’s title insurance policy as required herein shall satisfy this requirement;

(iii) original or certified copies of all insurance policies required to be maintained with respect to such real property by this Agreement, the applicable Mortgage or any other Loan Document, with a standard “mortgagee’s endorsement” in favor of the Administrative Agent;

(iv) an ALTA as-built survey certified to the Administrative Agent including such Table A items as the Administrative Agent may reasonably specify and otherwise reasonably satisfactory to the Administrative Agent;

(v) a Phase I Environmental Report certified to the Administrative Agent with respect to such real property, in form and substance satisfactory to the Administrative Agent;

(vi) evidence of the flood zone status of the real property and a flood insurance policy concerning such real property, if required by the Flood Disaster Protection Act of 1973;

(vii) an appraisal, prepared by an independent appraiser, engaged directly by the Administrative Agent, of such parcel of real property or interest in real property, which appraisal shall satisfy the requirements of the Financial Institutions Reform, Recovery and Enforcement Act, if applicable, and shall evidence compliance with the supervisory loan-to-value limits set forth in the Federal Deposit Insurance Corporation Improvement Act of 1991, if applicable; and

(viii) one or more UCC financing statements to be filed in connection with the Mortgage.

(c) With respect to any leasehold interest in any real property located in the United States pursuant to which the Borrower or any Restricted Subsidiary acts as a lessee or tenant thereat, and for which any Collateral located within the premises demised pursuant to such lease or occupancy agreement has a fair market value of at least $3,000,000, the Borrower or such applicable Restricted Subsidiary shall use commercially reasonable efforts to deliver to the Administrative Agent, for the benefit of the Secured Parties, within 60 days upon the entry into such lease, a Collateral Access Agreement from the landlord of such real property, or a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party, if such Person possesses any Collateral with a fair market value at or above $3,000,000. Notwithstanding the foregoing, subject to Section 5.9, the Borrower shall use its best efforts to deliver to the Administrative Agent, for the benefit of the Secured Parties, a Collateral Access Agreement from the landlord of its chief executive office, regardless of the fair market value of the Collateral maintained at such chief executive office.

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(d) If any additional Restricted Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Effective Date, the Borrower shall, within 15 days (or such longer period as the Administrative Agent may agree) after such newly formed or acquired Restricted Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof, and deliver to the Administrative Agent a completed Perfection Certificate with respect to such Restricted Subsidiary signed by a Responsible Officer, together with all attachments contemplated thereby.

(e) The Borrower shall furnish to the Administrative Agent and the Lenders at least 30 days’ prior written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number.

SECTION 5.9 Post-Closing Matters. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.9 or, to the extent not restricted by such Schedule 5.9, such later date as the Administrative Agent agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.9.

SECTION 5.10 Designation of Subsidiaries. The Borrower may at any time designate any newly-created or newly-acquired Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately after giving effect to such designation, the Borrower and the Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenants set forth in Section 6.1 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations demonstrating such compliance), (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time, (iii) the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s Investment in such Subsidiary, and (iv) immediately before and after any such designation, no Default shall have occurred and be continuing.

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ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with the Administrative Agent and the Lenders that, until the Termination Date:

SECTION 6.1 Financial Covenants.

(a) Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than the applicable ratio set forth below for such period:

Computation Period Ending	Fixed Charge Coverage Ratio
June 30, 2016	1.50:1.00
September 30, 2016	1.50:1.00
December 31, 2016	1.50:1.00
March 31, 2017	1.50:1.00
June 30, 2017	1.50:1.00
September 30, 2017	1.50:1.00
December 31, 2017	1.50:1.00
March 31, 2018	1.50:1.00
June 30, 2018	1.30:1.00
September 30, 2018	1.30:1.00
December 31, 2018	1.30:1.00
March 31, 2019	1.30:1.00
June 30, 2019, and the last day of each fiscal quarter thereafter	1.20:1.00

(b) Total Debt to EBITDA Ratio. The Borrower shall not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such period:

Computation Period Ending	Total Debt to EBITDA Ratio
June 30, 2016	2.75:1.00
September 30, 2016	2.75:1.00
December 31, 2016	2.75:1.00
March 31, 2017	2.75:1.00
June 30, 2017, and the last day of each fiscal quarter thereafter	2.50:1.00

SECTION 6.2 Indebtedness. The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents (including Indebtedness under Section 2.17 and Section 2.18);

(b) Indebtedness existing on the date hereof and, in the case of any such Indebtedness to any Person other than the Borrower or any Subsidiary set forth in Schedule 6.2(A) and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other amount paid, and reasonable fees and expenses incurred, in connection with such extension, renewal or replacement or change any direct or contingent obligor with respect thereto (any such extension, renewal or replacement, a “Permitted Refinancing”);

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(c) Indebtedness of the Borrower to any other Loan Party and of any Loan Party to the Borrower or any other Loan Party;

(d) Guarantees by the Borrower of Indebtedness otherwise permitted hereunder of any Loan Party and by any Loan Party of Indebtedness otherwise permitted hereunder of the Borrower or any other Loan Party;

(e) Indebtedness owed by any Loan Party to any Subsidiary of the Borrower which is not a Guarantor (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent);

(f) Indebtedness owed by any Subsidiary of the Borrower which is not a Guarantor to any other non-Guarantor Subsidiary;

(g) Indebtedness owed by any Subsidiary of the Borrower which is not a Guarantor to any Loan Party to the extent permitted pursuant to Section 6.6(f);

(h) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Permitted Refinancing in respect thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (h) shall not exceed $5,000,000 at any time outstanding;

(i) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof including through an Acquisition permitted under Section 6.6(s) and any Permitted Refinancing in respect thereof; provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $7,500,000 at any time outstanding;

(j) contingent liabilities arising with respect to customary indemnification obligations in favor of sellers, unsecured earn-outs or deferred purchase price obligations, or other similar contingent payment obligations in connection with Acquisitions permitted under Section 6.4 and purchasers in connection with Dispositions permitted under Section 6.5;

(k) Indebtedness of the Borrower or any Subsidiary as an account party in respect of letters of credit incurred in the ordinary course of business;

(l) obligations (contingent or otherwise) of the Borrower or any other Restricted Subsidiary existing or arising under any (i) Hedging Agreement entered into with any Lender or any Affiliate thereof to hedge or mitigate commodity or currency pricing risks to which the Borrower or such Restricted Subsidiary has actual exposure, and (ii) Hedging Agreements entered into with any Lender or any Affiliate thereof in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating

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rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or such Restricted Subsidiary, in each case, in the ordinary course of business and not for speculative purposes, provided, however, that the Borrower or such Restricted Subsidiary shall be permitted to enter into Hedging Agreements contemplated by this clause (l) with hedging counterparties that are not a Lender or an Affiliate thereof if (A) such Hedging Agreements were entered into on or prior to the Effective Date and are disclosed on Schedule 6.2(B), (B) the Lenders have been offered, and have declined, the opportunity to provide such Hedging Agreement with comparable economics offered by other hedge counterparties or (C) if the Lenders and their Affiliates are unable to provide the requested Hedging Agreement;

(m) the Debt to be Repaid (so long as such Indebtedness is repaid on the Effective Date with the proceeds of the initial Loans hereunder);

(n) Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding incurred by Foreign Subsidiaries in respect thereof;

(o) Indebtedness at any time incurred in connection with financing insurance premiums in the ordinary course of business;

(p) Indebtedness in respect of performance, surety, statutory, insurance, appeal or similar bonds obtained in the ordinary course of business;

(q) Indebtedness incurred in the ordinary course of business in connection with cash pooling, netting and cash management arrangements consisting of overdrafts or similar arrangements; provided that any such Indebtedness (i) does not consist of Indebtedness for borrowed money and (ii) is owed to the Administrative Agent or any Affiliate thereof, provided, however, that subclause (ii) shall not apply (A) to cash pooling, netting and cash management arrangements in existence as of the date hereof and as disclosed on Schedule 6.2(B), (B) if the Administrative Agent has been offered, and has declined, the opportunity to provide such arrangements with comparable economics offered by other cash management providers, or (C) if the Administrative Agent and its Affiliates are unable to provide the requested cash management arrangements; and

(r) other Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding, so long as at the time of incurrence thereof (i) no Default shall have occurred and be continuing, and (ii) on a pro forma basis, the Total Debt to EBITDA Ratio will be no greater than 2.25 to 1.00 for Computation Period most recently ended.

Notwithstanding the foregoing, the Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness under clauses (a), (h), (i), (n), (q) and (r) of this Section 6.2 in excess of $25,000,000 in the aggregate at any time outstanding.

SECTION 6.3 Liens. The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens pursuant to any Loan Document;

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(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.3; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and any Permitted Refinancing in respect thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.2, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the fixed or capital assets being acquired, constructed or improved and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(e) Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business;

(f) Liens on assets of Foreign Subsidiaries having a market value in an aggregate amount not to exceed $5,000,000 at any time; provided that (x) such Liens do not extend to, or encumber, assets that constitute Collateral or the Equity Interests of the Borrower or any of the Domestic Subsidiaries or any of the first tier Foreign Subsidiaries, and (y) to the extent that such Liens secure Indebtedness such Indebtedness is permitted hereunder;

(g) Liens on cash or Cash Equivalent Investments constituting earnest money deposits in connection with Acquisitions permitted under Section 6.4;

(h) Liens in favor of Loan Parties;

(i) Liens of the type set forth in Sections 6.3 (a), (b), (c), (d), (e), (h) and (p) securing Indebtedness permitted under Section 6.2(i); provided, that such Lien (i) does not apply to any other property or assets of the Borrower or any of the Restricted Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder and require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (ii) is not created in contemplation of or in connection with such acquisition;

(j) Liens securing Indebtedness permitted under Section 6.2(m) (so long as such Liens are released prior to or concurrently with the repayment of such Indebtedness on the Effective Date);

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(k) Liens securing Indebtedness of the Borrower or any Subsidiary owed to any Lender or any Affiliate thereof permitted under Section 6.2(k), provided, however, that the Borrower or such Subsidiary shall be permitted to secure such letter of credit under this clause (k) notwithstanding that such letter of credit was not issued by a Lender or any Affiliate thereof if (A) such letter of credit was issued on or before the Effective Date, (B) the Lenders have been offered, and have declined, the opportunity to provide such trade letter of credit with comparable economics offered by other letter of credit issuers or (C) if the Lenders and their Affiliates are unable to provide the requested letter of credit;

(l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(m) Liens securing Indebtedness of the Borrower or any Subsidiary permitted under Section 6.2(p);

(n) Liens securing Indebtedness permitted under Section 6.2(q) solely to the extent such arrangements are entered into with the Administrative Agent or any Affiliate thereof, provided, however, that cash pooling, netting and cash management arrangements shall be permitted to be secured under this clause (n), notwithstanding the fact that such arrangements have not been provided by the Administrative Agent or any Affiliate thereof if (A) such cash pooling, netting and cash management arrangements are in existence as of the date hereof and are disclosed on Schedule 6.2(B), (B) the Administrative Agent has been offered, and has declined, the opportunity to provide such arrangements with comparable economics offered by other cash management providers, or (C) the Administrative Agent and its Affiliate are unable to provide the requested cash management arrangements;

(o) Liens securing Indebtedness permitted under Section 6.2(l);

(p) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure Indebtedness permitted under Section 6.2(o); and

(q) other Liens securing liabilities in an aggregate amount not to exceed $2,000,000, at any time outstanding;

Notwithstanding the foregoing, the Borrower shall not, and shall not cause or permit any Restricted Subsidiary to create, incur, assume or permit to exist any Lien (other than Liens not constituting Indebtdness) on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof in excess of $8,000,000 in the aggregate at any time under clauses (f), (i) (k), (n) and (o) (but excluding (i) obligations under Hedging Agreements with the Lenders or (ii) obligations under Hedging Agreements with non-Lenders to the extent fully cash-collateralized) of this Section 6.3.

SECTION 6.4 Fundamental Changes. The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and

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be continuing (i) any Subsidiary may merge into the Borrower or any other Loan Party in a transaction in which the Borrower or such Loan Party, as applicable, is the surviving entity, (ii) any Subsidiary that is not a Guarantor may merge into any other non-Guarantor Subsidiary, (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, and (iv) any Investment permitted under Section 6.6 and any Disposition permitted by Section 6.5 may be effected pursuant to a merger or consolidation; provided that any such merger involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.6.

SECTION 6.5 Disposition of Property. The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Equity Interests to any Person, except:

(a) the Disposition of obsolete, worn out, surplus or uneconomical property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any Loan Party or in the case of any Subsidiary that is not a Loan Party, to any other Subsidiary that is not a Loan Party;

(d) any Disposition of assets (i) from one Foreign Subsidiary to another Foreign Subsidiary, (ii) from one Loan Party to another Loan Party, and (iii) from a Restricted Subsidiary that is not a Loan Party to a Loan Party; provided that in connection with any such transfer, to the extent that such Loan Party shall pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer such excess shall constitute an Investment and shall be subject to the limitations set forth in Section 6.6; or (iv) from a Loan Party to a Restricted Subsidiary that is not a Loan Party; provided that, to the extent that the consideration received by such Loan Party in respect of any such transfer referred to in this clause (iv) is less than the fair market value of the asset transferred, such excess shall constitute an Investment and shall be subject to the limitations set forth in Section 6.6;

(e) the transfer by any non-Guarantor Subsidiary of its assets to any other non-Guarantor Subsidiary;

(f) the licensing or sub-licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(g) discounts of or forgiveness of accounts receivable in the ordinary course of business or in connection with the collection or compromise thereof and sales, transfers and other dispositions of accounts receivable in connection with the collection thereof in the ordinary course of business;

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(h) Dispositions resulting from any casualty to, or any taking under power of eminent domain or by condemnation or similar proceeding of any property or asset of the Borrower or any Restricted Subsidiary;

(i) to the extent constituting Dispositions, Investments permitted under Section 6.6;

(j) Dispositions permitted under Section 6.4;

(k) sales of Cash Equivalent Investments in the ordinary course of business; and

(l) the Disposition of other property (including assignments and exclusive licenses of intellectual property of the Borrower and its Restricted Subsidiaries) not described in clauses (a) through (k) above for not less than fair market value as long as (i) at least 75% of the consideration therefor consists of cash and Cash Equivalent Investments and (ii) the aggregate fair market value of such property so disposed of does not exceed $10,000,000 in any twelve month period; provided that immediately before and immediately after giving pro forma effect to any such Disposition incurred in connection therewith, no Default shall have occurred and be continuing.

For the avoidance of doubt, any issuance or sale of capital stock of the Borrower shall not be subject to the restrictions set forth in this Section 6.5, but shall be subject to Section 7.1(o).

SECTION 6.6 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party prior to such merger) any Investment, except:

(a) Cash Equivalent Investments;

(b) Investments of the Borrower or any Subsidiary in the Borrower or any Subsidiary existing on the date hereof;

(c) Investments by any Loan Party in any other Loan Party;

(d) Investments made after the date hereof by any non-Guarantor Subsidiary in any other non-Guarantor Subsidiary;

(e) Investments made after the date hereof by any non-Guarantor Subsidiary in any Loan Party;

(f) Investments made after the date hereof by any Loan Party in any non-Guarantor Subsidiary in an aggregate amount not to exceed $10,000,000 at any time outstanding, provided that (A) the foregoing limitation on amount shall not apply in respect of any Investments made by any Loan Party in any non-Guarantor Subsidiary for purposes of financing an Acquisition or Investment by such non-Guarantor Subsidiary that is permitted under Section 6.6(s) and/or Section 6.6(t) and (B) any Investments in the form of loans or advances made by any Loan Party to any non-Guarantor Subsidiary pursuant to this clause (f) shall be evidenced by a note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent pursuant to the Security Documents);

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(g) Guarantees constituting Indebtedness permitted by Section 6.2;

(h) (i) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes, and (ii) Investments consisting of loans to employees to finance the purchase of Equity Interests (other than Disqualified Equity Interests) of the Borrower pursuant to employee stock purchase plans or agreements approved by the Borrower’s board of directors in an aggregate principal amount not to exceed $1,000,000 outstanding at any time (determined without regard to any write-downs or write-offs of such loans);

(i) bank deposits in the ordinary course of business;

(j) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(k) non-cash consideration received, to the extent permitted by the Loan Documents, in connection with the Disposition of property permitted by this Agreement;

(l) Hedge Agreements permitted by Section 6.2;

(m) Investments listed on Schedule 6.6 as of the Effective Date;

(n) Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(o) Investments received in settlement of amounts due to the Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to the Borrower or any of its Subsidiary as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of the Borrower or its Subsidiaries;

(p) the Borrower or any of its Subsidiaries may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) endorse negotiable instruments held for collection in the ordinary course of business or (iii) make lease, utility and other similar deposits in the ordinary course of business;

(q) joint venture, corporate collaborations, or strategic alliances which are (x) in the ordinary course of the Borrower’s or a Restricted Subsidiary’s business, and (y) engaged in a line of business substantially similar to the Borrower’s or such Restricted Subsidiary’s, as applicable, business; provided that: (i) such joint ventures, collaborations and alliances do not interfere in any material respect with the ordinary conduct of the business of the Borrower or its Subsidiaries or result in a material diminution in the value of the Collateral as security for the Obligations

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(other than by virtue of any assets invested pursuant to such Investment ceasing to be Collateral); (ii) obligations under such joint ventures, collaborations and alliances are not secured by any property of the Borrower or any Restricted Subsidiary or of any such joint venture, collaboration or alliance; (iii) the aggregate amount of all Investments made by the Borrower and its Restricted Subsidiaries on and after the Effective Date in connection with such joint ventures, collaborations and alliances shall not exceed $25,000,000 at any time outstanding; and (iv) the cash portion of the aggregate amount of all Investments made by the Borrower and its Restricted Subsidiaries on and after the Effective Date in connection with any joint venture, collaboration and alliance shall not exceed $12,500,000 at any time outstanding;

(r) Investments existing when a Person becomes a Subsidiary or at the time such person merges or consolidates with the Borrower or any Subsidiary as permitted under Section 6.4 or acquired in an Acquisition permitted under Section 6.4, so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger or Acquisition;

(s) the Borrower and any Wholly Owned Subsidiary may make any Acquisition where:

(A) the business or division acquired shall be for use, or the Person acquired shall be engaged, in the businesses engaged in by the Loan Parties on the date hereof (or a reasonable extension thereof);

(B) either (i) no Default shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith or (ii) in the case of a Limited Condition Acquisition, (x) no Default shall have occurred and be continuing on the date the Acquisition Documents are entered into and after giving pro forma effect to such Acquisition and any Indebtedness incurred in connection therewith and (y) no Event of Default under Section 7.1(a), (b), (h), or (i) shall have occurred and be continuing both before and after giving pro forma effect to such Acquisition and any Indebtedness incurred in connection therewith;

(C) the aggregate Acquisition Consideration to be paid by the Loan Parties in connection with such Acquisition (including any Indebtedness assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP), in connection with such Acquisition, and all previous Acquisitions permitted under this Section 6.6(s), would not exceed $150,000,000, provided that no more than $100,000,000 may consist of Acquisition Consideration other than Equity Interests (other than Disqualified Equity Interests) in the Borrower;

(D) (i) on a pro forma basis, the Total Debt to EBITDA Ratio shall be no greater than 0.50 to 1.00 less than the level set forth in Section 6.1(b) for the most recent Computation Period end preceding such Acquisition for which financial statements are available; (ii) the Borrower shall be in compliance on a pro forma basis with the covenant set forth in Section 6.1(a), in each case under

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this clause (D), as of either (A) the date of the Acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith or (B) in the case of a Limited Condition Acquisition, the date the Acquisition Documents are entered into and after giving pro forma effect to such Acquisition and any Indebtedness incurred in connection therewith; and (iii) no later than two (2) Business Days prior to the proposed closing date of such Acquisition, the Borrower shall have delivered to the Administrative Agent a Compliance Certificate for the most recent Computation Period end preceding such Acquisition for which financial statements are available demonstrating compliance with clauses (i) and (ii) above;

(E) in the case of the Acquisition of any Person, the board of directors or other applicable managing entity of such Person shall have approved such Acquisition;

(F) no later than ten (10) Business Days subsequent to the closing of such Acquisition, the Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Administrative Agent may require to evidence the termination of Liens on the assets or business to be acquired (collectively, the “Acquisition Documents”);

(G) after giving effect to such Acquisition, on a pro forma basis, the Borrower and its Subsidiaries will have at least $60,000,000 of cash and Cash Equivalent Investments on hand held in accounts that are not subject to any restriction on use or designated for a particular purpose or any Lien other than the security interest in favor of the Administrative Agent under the Security Documents and Liens permitted under Section 6.3(e) (as of either (i) the date of the Acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith or (ii) in the case of a Limited Condition Acquisition, the date the Acquisition Documents are entered into);

(H) all requisite consents shall have been obtained in favor of the Administrative Agent and the Lenders to the collateral assignment of rights and indemnities under the related acquisition documents and opinions of counsel for the Loan Parties and (if delivered to the Loan Party) the selling party in favor of the Administrative Agent and the Lenders shall have been delivered; and

(I) the provisions of Section 5.8 shall be satisfied to the extent applicable;

(t) Investments (other than Acquisitions) not otherwise permitted pursuant to this Section not exceeding $10,000,000 in the aggregate in any twelve month period; provided that immediately before and immediately after giving pro forma effect to any such Investments, no Default shall have occurred and be continuing; and

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(u) Investments consisting of contributions by the Borrower or any Subsidiary of equity interests in a Foreign Subsidiary that is a CFC or FSHCO to another Foreign Subsidiary that is a CFC or FSHCO;

provided that any Investment that when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.

Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party prior to such merger) any Investment in excess of (i) $10,000,000 in the aggregate at any time under clauses (f), (h) and (t) of this Section 6.6 or (ii) $170,000,000 in the aggregate at any time under clauses (f), (q) and (s) of this Section 6.6.

SECTION 6.7 Sale Leasebacks. The Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, transfer, or otherwise Dispose of any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

SECTION 6.8 Restricted Payments. The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock,

(b) Restricted Subsidiaries may make Restricted Payments ratably with respect to their Equity Interests;

(c) the Borrower, or any Restricted Subsidiary may, purchase Equity Interests from its present or former officers, directors or employees (or their respective spouses, ex-spouses or estates) in connection with restricted stock or the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans upon the death, disability, retirement, severance or termination of employment of such officer, director or employee, provided, that the aggregate amount of payments under this clause shall not exceed $2,000,000 during any fiscal year of the Borrower (the “Repurchase Amount”); provided that up to 100 percent (100%) of the Repurchase Amount that is not expended in the fiscal year for which it is permitted may be carried over for expenditure in the next succeeding fiscal year;

(d) the Borrower may make cash payments (i) solely in lieu of the issuance of fractional shares in connection with the exercise of warrants, options, restricted stock units or other securities convertible into or exchangeable for Equity Interests of the Borrower; provided that any such cash payment shall not be for the purpose of evading the limitations of this Section 6.8 and (ii) to officers, directors, employees and consultants in respect of phantom stock, to the extent considered a Restricted Payment; and

(e) the Borrower may make Restricted Payments consisting of dividends on, or repurchases of, Equity Interests in the Borrower so long as at the time of such Restricted

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Payment (or, in the case of any such dividend at the time of the declaration thereof) (i) no Default shall have occurred and be continuing, and (ii) after giving effect to such payment, the Borrower is in compliance on a pro forma basis with the covenant set forth in Section 6.1(a).

SECTION 6.9 Transactions with Affiliates. The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.8, (d) Indebtedness permitted pursuant to Section 6.2, (e) Investments permitted by Section 6.6, (f) employment, consulting, severance and other service or benefit related arrangements between the Borrower, its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option and other equity award plans and employee benefit plans and arrangements in the ordinary course of business, (g) the payment of ordinary course customary fees, expenses and indemnities to directors, officers, employees and consultants of the Borrower and its Restricted Subsidiaries, and (h) any transaction with an Affiliate that, as such, has been expressly approved by either a majority of the Borrower’s independent directors or a committee of the Borrower’s directors consisting solely of independent directors, in each case in accordance with such independent directors’ fiduciary duties in their capacity as such and upon advice from independent counsel.

SECTION 6.10 Changes in Nature of Business. The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably incidental or related thereto and reasonable extensions thereof.

SECTION 6.11 Negative Pledges; Restrictive Agreements. The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property to secure the Secured Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary or transfer any of its properties to any Loan Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by the Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.11 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any asset or a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the asset or the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby

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(or any Permitted Refinancing in respect thereof) (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (v) the foregoing shall not apply to encumbrances or restrictions relating to joint ventures to the extent they are Investments permitted by Section 6.6(q), (vi) the foregoing shall not apply to restrictions or conditions imposed by any agreement of any Excluded Subsidiary permitted by this Agreement if such restrictions or conditions apply only to such Excluded Subsidiary and its assets, (vii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; provided that this clause (vii) shall not apply to Indebtedness secured by a general Lien covering substantially all of the assets of any Loan Party or general categories of assets of such Loan Party such as “all inventory” or “all accounts”, (viii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, and (viii) clause (a) of the foregoing shall not apply to customary restrictions on assignment and transfer in intellectual property licenses under which the Borrower or any Restricted Subsidiary is the licensor or licensee.

SECTION 6.12 Restriction of Amendments to Certain Documents. The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, (i) amend or otherwise modify, or waive any rights under, the Merger Agreement if, in any case, such amendment, modification or waiver would be materially adverse to the interests of the Administrative Agent or the Lender, or (ii) amend, modify, or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify, or change its bylaws (or other similar documents) in any manner which would be materially adverse to the interests of the Administrative Agent or the Lenders.

SECTION 6.13 Changes in Fiscal Periods. The Borrower shall not change its method of determining its fiscal year end or fiscal quarters.

SECTION 6.14 Optional Payments and Modifications of Restricted Indebtedness. The Borrower shall not (a) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Material Indebtedness (the “Restricted Indebtedness”) or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any term of the Restricted Indebtedness, except:

(i) in the case of clause (a), (A) prepayments of such Restricted Indebtedness if (I) no Default shall have occurred and be continuing, and (II) after giving effect to such payment, the Borrower is in compliance on a pro forma basis with the covenant set forth in Section 6.1(a) and (B) any payment, redemption or other acquisition through the conversion or exchange of any such Indebtedness to the Equity Interests of the Borrower (other than Disqualified Equity Interests) and so long as no Change of Control shall result therefrom, and (C) any Permitted Refinancing thereof; and

(ii) in the case of clause (b), (A) any Permitted Refinancing thereof and (B) any such amendment, modification, waiver or other change that (I) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or (II) is not materially adverse to the Lenders.

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SECTION 6.15 Sanctions and Anti-Bribery. The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

ARTICLE VII

Events of Default

SECTION 7.1 If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any certificate, financial or other written statement furnished pursuant to this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect or misleading in any material respect when made or deemed made;

(d) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.2(a), 5.3 (with respect to the existence of any Loan Party), 5.7, or 5.9 or in Article VI or (ii)(A) Section 5.1(a) or (c), and such failure shall continue unremedied for the 15 calendar day period permitted under Rule 12b-25 of the Exchange Act, (B) Section 5.1(b) or (c), and such failure shall continue unremedied for the 5 calendar day period permitted under Rule 12b-25 of the Exchange Act; or (C) Section 5.1(d) and such failure shall continue unremedied for the 5 calendar day period from the time such report is required to be submitted under Section 5.1(d);

(e) the Borrower or any Restricted Subsidiary or other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (x) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) and (y) the date a Responsible Officer of the Borrower or such other Loan Party had actual knowledge of such failure;

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(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable which failure shall continue beyond any cure period provided under the terms of such Material Indebtedness;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (in the case of any Material Indebtedness constituting a Guarantee) to become payable; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such voluntary sale or transfer is permitted under this Agreement;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or other Loan Party or for any property subject to a mortgage or for a substantial part of any of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof (not paid or covered by insurance (which, if not yet paid, has not been disclaimed)) and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

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(k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) any Loan Party or any other Person shall contest in any manner the validity or enforceability of any material provision of any Loan Document in writing; or any Loan Party shall deny that it has any or further liability or obligation under any Loan Document, or shall purport to revoke, terminate or rescind any material provision of any Loan Document in writing;

(m) the Guarantee for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(n) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in a material portion of the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under such Security Document or, with respect to Mortgages only, except real property to the extent that such loss is covered by a lender’s title insurance policy; or

(o) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments (if not theretofore terminated) shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments (if not theretofore terminated) shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.2 Application of Funds. After the exercise of remedies provided for in this Article (or after the Loans have automatically become immediately due and payable), any

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amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including legal expenses payable under Section 11.3 and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including legal expenses payable under Section 11.3 and amounts payable under Article II), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, ratably among the holders of such Secured Obligations in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, the termination value under Lender Provided Hedging Agreements and Lender Provided Financial Service Products, ratably among the holders of such Secured Obligations in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Secured Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other holders of Secured Obligations on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other holders of Secured Obligations on such date; and

Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.

ARTICLE VIII

The Administrative Agent

SECTION 8.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints HSBC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Lender hereby authorizes the Administrative Agent to (a) execute, deliver and perform as a collateral agent under this Agreement and each other Loan Document to which the Agent is or is intended to be a party, (b) exercise and enforce any and all rights, powers and remedies provided to the Administrative Agent or any Lender by this Agreement and each other Loan Document to which the Administrative Agent is or is intended to be a party, any Applicable Law, or any other document, instrument, or agreement, and (c) take any other action under this Agreement and each other Loan Document to which the Administrative Agent is or is intended to be a party which Administrative Agent in its sole discretion shall deem advisable and in the best interests of

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the Lenders. Notwithstanding the foregoing, the Administrative Agent shall not commence an action to enforce rights and remedies hereunder and under the other Loan Documents except at the direction of the Required Lenders; provided that if the Administrative Agent is prohibited by any court order or Applicable Law from commencing any such action, the Administrative Agent shall not be obligated to commence such action until such authority is obtained. All decisions with respect to the type of such action which is to be commenced shall be made by, and all actions with respect to prosecution and settlement of such action shall require the direction of the Required Lenders, and the Administrative Agent shall not be required to take any such action in the absence of any such direction. The Administrative Agent will use its commercially reasonable efforts to pursue diligently the prosecution of any such action, which the Administrative Agent is so authorized or directed to initiate pursuant to this Agreement. The Administrative Agent shall make available to the Lenders copies of all notices it receives in connection with the Collateral or any such action promptly upon receipt. The Administrative Agent may, but shall not be obligated, to take such action as it deems necessary to perfect or continue the perfection of the Liens on the Collateral held for the benefit of the Lenders. The Administrative Agent shall not release any of the Collateral held for the benefit of the Lenders, or any Liens on the Collateral held for the benefit of the Lenders, except: (a) upon the written direction of the Required Lenders (or, to the extent required under Section 11.2(b)(vi), each Lender), (b) upon the Termination Date, (c) for Collateral consisting of a debt instrument if the Indebtedness evidenced thereby has been paid in full, or (d) where such release is expressly permitted under the Loan Documents to which it is a party. Upon the Termination Date, all rights to the Collateral as shall not have been sold or otherwise applied, in each case, pursuant to the terms hereof shall revert to the Borrower, its successors or assigns, or otherwise as a court of competent jurisdiction may direct. Upon any such termination, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination. The powers conferred on the Administrative Agent under the Agreement and the Loan Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody and preservation of the Collateral in its possession and the accounting for monies actually received by it, the Administrative Agent shall have no other duty as to the Collateral, whether or not the Administrative Agent or any of the other Lenders has or is deemed to have knowledge of any matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to the Collateral. The Administrative Agent hereby agrees to exercise reasonable care in respect of the custody and preservation of the Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property. The provisions of this Article (other than Sections 8.6 and 8.11) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have any rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

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SECTION 8.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The obligations of the Administrative Agent and each Lender under the Loan Documents are several and not joint. Failure by any one Lender to perform its obligations under the Loan Documents does not affect the obligations (or liability) of the Administrative Agent or any other Lender under the Loan Documents.

SECTION 8.3 Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature only, whether or not a Default has occurred and is continuing. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives further assurances of its indemnification from the Lenders that it reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action; in no event shall the Administrative Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Loan Documents or in the exercise of any of its rights or powers under this Agreement; provided further that unless and until the Administrative Agent has received any such written direction by Required Lenders, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any Default as it shall deem advisable or in the best interest of the Lenders;

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(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and

(iv) shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2 and Article VII), which consent or direction to the Administrative Agent may solicit at any time, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge or notice of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender, referring to this Agreement and stating that such notice is a “Notice of Default”. The Administrative Agent will notify the Lenders of its receipt of any such notice.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any covenant, agreement or other term or condition set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

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(e) The Administrative Agent shall be entitled to take any action or refuse to take any action which the Administrative Agent regards as necessary for the Administrative Agent to comply with any Applicable Law, regulation or court order.

(f) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor, or enforce compliance with the provisions hereof relating to Disqualified Persons. Without limiting the generality of the foregoing, the Administrative Agent shall not: (i) be obligated to ascertain, monitor, or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Person; or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Person. Nothing in the foregoing clause (f) shall apply to the Administrative Agent in its capacity as a Lender.

SECTION 8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, at the expense of the Borrower and/or the Lenders, as applicable, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

SECTION 8.6 Resignation of Administrative Agent. (a) The Administrative Agent may give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (or if an Event of Default under Section 7.1(a), (b), (h) or (i) has occurred and is continuing, in consultation with the Borrower), to appoint a successor, which shall be a bank with an office in

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the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, with the Borrower’s consent (or if an Event of Default under Section 7.1(a), (b), (h) or (i) has occurred and is continuing, in consultation with the Borrower), appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the Borrower’s consent (or if an Event of Default under Section 7.1(a), (b), (h) or (i) has occurred and is continuing, in consultation with the Borrower), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by, or in which a security interest is granted to, the Administrative Agent on behalf of the Lenders under any Loan Document, the retiring or removed Administrative Agent shall continue to hold such Collateral, and continue to be the agent for such Lenders for purposes of the grant and perfection of such security interest, until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. Regardless of whether a successor is appointed, as of the Resignation Effective Date, the retiring Administrative Agent shall be discharged from all of its duties and obligations under the Agreement and other Loan Documents, except as otherwise provided in the preceding sentence. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

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SECTION 8.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Co-Lead Arrangers, Syndication Agent, or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any other Loan Document, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 8.9 Enforcement. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall, subject to the other provisions of this Agreement, take such enforcement action with respect to such Event of Default as shall be directed by the Required Lenders in accordance with the Loan Documents; provided, however, that, in the absence of such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of the Lenders and solely to the extent permitted hereunder or pursuant to the other Loan Documents. Upon receipt by the Administrative Agent of a direction by the Required Lenders, the Administrative Agent shall seek to enforce the Loan Documents and to realize upon the Collateral in accordance with such direction; provided, however, that the Administrative Agent shall not be obligated to follow any direction by Required Lenders if the Administrative Agent reasonably determines that such direction is in conflict with any provisions of any Applicable Law or any Security Document, and the Administrative Agent shall not, under any circumstances, be liable to any Lenders, any Loan Party or any other Person or entity for following the direction of Required Lenders. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce the rights and remedies hereunder and under the other Loan Documents against any Loan Party shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and unless otherwise consented to in writing by the Administrative Agent (acting at the direction of the Required Lenders), no Lender, individually or together with any other Lenders, shall have the right, nor shall it, exercise or enforce any of the rights, powers or remedies which the

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Administrative Agent is authorized to exercise or enforce under this Agreement or any of the other Loan Documents; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from enforcing its right to payment when due of the principal of and interest on its Loans, fees and other amounts owing to such Lender under the Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.8 (subject to the terms of Section 2.15) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Article VIII and (ii) in addition to the matters set forth in clauses (b), (c), and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. At all times, if the Administrative Agent is enforcing rights and remedies hereunder, each of the Lenders will cooperate in good faith with respect to such enforcement action and will not unreasonably delay the enforcement of this Agreement and the other Loan Documents.

SECTION 8.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8 and 9.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments or distributions to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 9.3.

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SECTION 8.11 Collateral and Guarantee Matters. (a) The Lenders irrevocably authorize the Administrative Agent, and, subject to Section 8.11(c), if requested by the Borrower, the Administrative Agent shall:

(i) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) on or after the Termination Date, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents or (z) subject to Section 11.2, if approved, authorized or ratified in writing by the Required Lenders;

(ii) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.3(e) or to any Permitted Encumbrance; and

(iii) release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 8.11.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor, maintain or insure any portion of the Collateral.

(c) The Administrative Agent may refrain from enforcing the Collateral unless instructed by the Required Lenders. The Administrative Agent may, subject to any contrary instructions from the Required Lenders, cease enforcement at any time.

(d) In furtherance of Section 8.11(a)(i) and (iii) above, at the request and sole expense of the Borrower, the Administrative Agent will, (x) deliver to the Borrower, without any representation, warranty or recourse of any kind whatsoever, all of such Collateral held by the Administrative Agent hereunder as shall have been disposed of pursuant to the terms hereof, and (y) execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination and the release of any guarantee and security interest granted under the Loan Documents, and the Administrative Agent (without notice or, in the case of a transaction permitted by the Credit Agreement, the vote or consent of, any Lender, any counterparty to any Lender Provided Financial Service Product or any counterparty to any Lender Provided Hedging Agreement) shall deliver to the Borrower documentation evidencing such release.

SECTION 8.12 Lender Provided Hedging Agreements and Lender Provided Financial Service Products. No holder of Secured Obligations in respect of Lender Provided

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Hedging Agreements or Lender Provided Financial Service Products shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, such Secured Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Lender or Affiliate of a Lender.

SECTION 8.13 Merger. Any entity into which the Administrative Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidations which the Administrative Agent in its individual capacity may be party, or any corporation to which substantially all of the corporate trust or agency business of the Administrative Agent in its individual capacity may be transferred, shall be the Administrative Agent under this Agreement without further action.

SECTION 8.14 No Liability for Clean-Up of Hazardous Materials. In the event that the Administrative Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Administrative Agent’s sole discretion may cause the Administrative Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Administrative Agent to incur liability under CERCLA or any other federal, state or local law, the Administrative Agent reserves the right, instead of taking such action, to either resign as the Administrative Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Except for such claims or actions arising directly from the gross negligence, or willful misconduct of the Administrative Agent, the Administrative Agent shall not be liable to any Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time after any foreclosure on the Collateral (or a transfer in lieu of foreclosure) by the Administrative Agent upon the exercise of remedies in accordance with any Loan Document it is necessary or advisable to take possession, own, operate or manage any portion of the Collateral by any person or entity other than the Borrower, the Administrative Agent shall appoint an appropriately qualified Person to possess, own, operate or manage such Collateral.

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ARTICLE IX

[Reserved]

ARTICLE X

Guarantee

SECTION 10.1 Guarantee. For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Administrative Agent and the Lenders to make the Loans to the Borrower hereunder, each Guarantor hereby absolutely and unconditionally guarantees the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Guaranteed Obligations. Any term or provision of this Article X to the contrary notwithstanding, (a) the aggregate maximum amount of the Guaranteed Obligations for which such Guarantor shall be liable under this Article X shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Agreement or any other Loan Document, as it relates to such Guarantor, void or voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer and (b) the Guaranteed Obligations, as to any Guarantor, shall not include any obligations under any Lender Provided Hedging Agreement to the extent and for any period that such Guarantor’s guarantee of such obligations would violate or be void or voidable under the Commodity Exchange Act.

SECTION 10.2 Waivers. Each Guarantor waives notice of the acceptance of this Guarantee and of the extension or continuation of the Guaranteed Obligations or any part thereof. Each Guarantor further waives diligence, presentment, protest, notice or demand or action or delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require the Administrative Agent or any Lender to sue the Borrower, any other guarantor or any other Person obligated with respect to the Guaranteed Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Obligations or any part thereof, provided that if at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made. The Administrative Agent and the holders of the Guaranteed Obligations shall have no obligation to disclose or discuss with any Guarantor their assessments of the financial condition of the Borrower.

SECTION 10.3 Guarantee Absolute. This Guarantee is a Guarantee of payment and not of collection, is a primary obligation of each Guarantor and not merely one of surety, and the validity and enforceability of this Guarantee shall be absolute and unconditional irrespective of, and shall not be impaired or affected by, any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitution for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto or with respect to any collateral; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, any other Guarantees with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral; (f) the application of payments received from any source to the payment of obligations other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this Article X even though the Administrative Agent or any other holder of a Guaranteed Obligation might

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lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this Article X; (g) any change in the ownership of the Borrower or the insolvency, bankruptcy or any other change in the legal status of the Borrower; (h) change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations; (i) the failure of the Borrower or any other Loan Party to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this Article X, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this Article X; (j) the existence of any claim, defense, deduction, recoupment, setoff or other rights which any Guarantor may have at any time against the Borrower or any other Person in connection herewith or an unrelated transaction; or (k) any other circumstance, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor (including all defenses based on suretyship or impairment of collateral); all whether or not any Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (k) of this Section. It is agreed that each Guarantor’s liability hereunder is several and independent of any other Guarantees or other obligations not arising under this Article X at any time in effect with respect to the Guaranteed Obligations or any part thereof and that each Guarantor’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other Guarantees or other obligations not arising under this Article X or any provision of any Applicable Law purporting to prohibit payment by the Borrower of the Guaranteed Obligations in the manner agreed upon by the Borrower and the Administrative Agent or any other holder of Guaranteed Obligations. This Guarantee is continuing, and shall remain in effect until all Guaranteed Obligations have been paid in full. Each Guarantor hereby waives any right to revoke this Guarantee as to any future transaction giving rise to any Guaranteed Obligation.

SECTION 10.4 Acceleration. Each Guarantor agrees that, as between such Guarantor on the one hand, and the Administrative Agent and the other holders of Guaranteed Obligations, on the other hand, the obligations of the Borrower guaranteed under this Article X may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Article VII, for purposes of this Article X, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting the Borrower or otherwise) preventing such declaration as against the Borrower and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by each Guarantor for purposes of this Article X.

SECTION 10.5 Delay of Subrogation, Etc. Notwithstanding any payment made by or for the account of any Guarantor pursuant to this Article X, such Guarantor shall not be subrogated to any right of the Administrative Agent, any Lender or any other holder of Guaranteed Obligations, or have any right to obtain reimbursement or indemnification from the Borrower, until such time as the Administrative Agent, the Lenders and the other holders of Guaranteed Obligations shall have received final payment in cash of the full amount of the Guaranteed Obligations.

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SECTION 10.6 Subordination of Indebtedness. Any Indebtedness of the Borrower now or hereafter owed to each Guarantor is hereby subordinated in right of payment to the payment of the Guaranteed Obligations, and if a default in the payment of any Guaranteed Obligations shall have occurred and be continuing, any such Indebtedness of the Borrower owed to such Guarantor, if collected or received by such Guarantor, shall be held in trust by such Guarantor for the holders of the Guaranteed Obligations and be paid over to the Administrative Agent for application in accordance with this Agreement.

SECTION 10.7 Keepwell. Each Loan Party that is an ECP Guarantor at the time any Guarantee or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guarantee and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

SECTION 10.8 ECP Status. On the Effective Date, each Guarantor qualified as an ECP Guarantor with respect to each Lender Provided Hedging Agreement that exists as of such date, and such Guarantor qualifies as an ECP Guarantor as of the Effective Date.

ARTICLE XI

Miscellaneous

SECTION 11.1 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except as provided in this Agreement (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by e-mail as follows:

(i) if to the Borrower or any other Loan Party:

c/o FormFactor, Inc.

7005 Southfront Road

Livermore, California 94551

Attention: Michael M. Ludwig

E-Mail: mludwig@formfactor.com

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(ii) if to the Administrative Agent or HSBC (in any capacity):

HSBC Bank USA, National Association

601 Montgomery Street, Suite 1500

San Francisco, California 94111

Attention: Mark Hillhouse, SVP - Global Relationship Manager

Phone: 1-415-678-3044

Fax: 1-415-678-3054

E-Mail: mark.s.hillhouse@us.hsbc.com

and

HSBC Bank USA, National Association

Corporate Trust & Loan Agency

452 Fifth Avenue

New York, NY 10018

Attention: Loan Agency

Phone: 1-212-525-7253

Fax: 1-917-229-6659

E-Mail: CTLANY.LoanAgency@us.hsbc.com

(iii) if to a Lender, to it at its address (or e-mail address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

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(c) Change of Address, etc. Any party hereto may change its address or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower (on behalf of itself and each other Loan Party) agrees that (A) the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) (including of materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”)) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”), and (B) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents (excluding any schedules thereto) and (2) any notification of changes in the terms of the Facility. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a

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particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental, consequential, punitive or exemplary damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any other Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 11.2 Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) No Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, by an agreement in writing entered into with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (provided that it is understood and agreed that a waiver of any condition precedent set forth in Section 4.1 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan without the written consent of each Lender directly affected thereby, (iii) reduce the rate of interest on any Loan, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (it being understood that a waiver of an increase to the Applicable Rate pursuant to Section 2.9(c) shall only require consent of the Required Lenders), (iv) postpone the scheduled date of payment (it being understood that a waiver of a mandatory prepayment under Section 2.7(b), or a Default, shall only require consent of the Required Lenders) of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender

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affected thereby (provided that it is understood and agreed that any Lender, upon the request of the Borrower, may extend the maturity date of any of such Lender’s Commitments or Loans in accordance with Section 2.18 without the consent of any other Lender, including the Required Lenders), (v) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) release the Borrower from any Loan Document, release any Guarantor from its Guarantee of any portion of the Guaranteed Obligations (other than in connection with the transactions permitted under Section 6.4 or the sale of such Guarantor in a transaction permitted by Section 6.5), or release all or substantially all of the Collateral in any transaction or series of related transactions Document (other than as authorized in Section 8.11 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document), in each case without the written consent of each Lender, (vii) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (viii) change Section 7.2 in a manner that would alter the application of funds required thereby, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative hereunder without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to (x) correct or cure obvious errors, omissions, defects or errors and omissions of a technical nature or (y) fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, in each case, so long as the Lenders shall have received at least five (5) Business Days prior written notice thereof and the Required Lenders shall not have objected thereto. The Security Documents and related documents executed in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order to (i) comply with local Law or advice of local counsel, (ii) cure ambiguities or defects or (iii) cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 11.3 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, but only with respect to one primary counsel and, to the extent appropriate, one local counsel in each relevant jurisdiction) in connection with the syndication of the Facility, the preparation, negotiation, execution, delivery, recordation and filing (including all recording and filing fees, and all mortgage, intangible and other taxes) and administration of this Agreement and the other Loan Documents, or any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (it being understood that the Borrower shall not be responsible for the payment of any fees, charges or disbursements incurred

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by counsel for any Lender other than HSBC in its role as Administrative Agent, (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, but only with respect to one primary counsel for the Administrative Agent and the Lenders (taken as a whole) and, to the extent appropriate, one local counsel for the Administrative Agent and the Lenders (taken as a whole) in each relevant jurisdiction, and, in the case of an actual or perceived conflict of interest, one additional primary counsel and one additional local counsel in each relevant jurisdiction, in each case for each group of similarly situated affected Persons taken as a whole), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that, for the avoidance of doubt, it is understood and agreed that, notwithstanding the fact that the Administrative Agent may also be a Lender, the Administrative Agent may determine in its sole discretion that a conflict of interest exists and require its own counsel at the expense of the Borrower.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of each of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of counsel for such Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary (except to the extent both (x) arising following the foreclosure by any Lender or any Lender having become the successor-in-interest of any Loan Party, and (y) attributable solely to the gross negligence, or willful misconduct of any Lender as determined by a court of competent jurisdiction by final or non-appealable judgment) or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are (A) determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) a breach of a material obligation under the Loan Documents by such Indemnitee, as determined by a court of competent jurisdiction by final or non-appealable judgment, or (C) have arisen out of any dispute that does not involve an act or omission of any Loan Party or any Restricted Subsidiary and that is brought by an Indemnitee against another Indemnitee (excluding any such claims against the relevant Indemnitee in its capacity or in fulfilling its role as administrative agent, bookrunner, lead arranger, syndication agent, documentation agent, as applicable, or any similar role relating to the Facility, the

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Incremental Facility or any other loan facility under this Agreement or the other Loan Documents); provided further that the Borrower shall only be responsible for the fees, charges and disbursements of one primary counsel for the Administrative Agent and the Lenders (taken as a whole) and, to the extent appropriate, one local counsel for the Administrative Agent and the Lenders (taken as a whole) in each relevant jurisdiction, and, in the case of an actual or perceived conflict of interest, one additional primary counsel and one additional local counsel in each relevant jurisdiction, in each case for each group of similarly situated affected Persons taken as a whole); provided that, for the avoidance of doubt, it is understood and agreed that, notwithstanding the fact that the Administrative Agent may also be a Lender, the Administrative Agent may determine in its sole discretion that a conflict of interest exists and require its own counsel at the expense of the Borrower. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees (i) to pay with respect to clause (a) of this Section, and (ii) indemnify with respect to clause (b) of this Section, Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the outstanding Loans at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender). The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.15(d).

(d) Waiver of Consequential Damages, etc. To the fullest extent permitted by Applicable Law, the Borrower shall not, in any event, assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for loss of profits, goodwill, reputation, business opportunity or for indirect, special, punitive, consequential or exemplary damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof, whether or not the Indemnitee has been advised of the possibility of damages. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive and remain in full force and effect regardless of the termination or expiration of this Agreement and/or the other Loan Documents, the termination or expiration of the Lenders’ Commitments, the payment of the Obligations and/or the resignation and removal of the Administrative Agent.

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SECTION 11.4 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (in each case with respect to the Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

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(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitments with respect to the Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of the Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Loans to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower, the Target, or any of the Borrower’s or Target’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a Disqualified Person.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under

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Applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its offices at 452 Fifth Avenue, New York, New York 10018 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a

108	Credit Agreement

“Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.14(e) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.2(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 11.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary under Applicable Law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

109	Credit Agreement

SECTION 11.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.11, 2.13, 2.14, 2.15 and 11.3, and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 11.6 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent (or its Affiliates), constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in electronic (e.g.“pdf”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.8 Right of Setoff. If an Event of Default shall have occurred and be continuing (i) the Administrative Agent is hereby authorized and (ii) with, but only with, the prior consent of the Required Lenders, each Lender and each of its Affiliates is hereby

110	Credit Agreement

authorized, in each case at any time and from time to time to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.9 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law principals except Title 14 of Article 5 of the New York General Obligations law.

(b) Jurisdiction. Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on

111	Credit Agreement

the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower, any other Loan Party or their properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 11.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any

112	Credit Agreement

other party hereto; (e) in connection with the exercise of any remedy hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative, credit insurance or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any Subsidiary.

For purposes of this Article, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 11.14 PATRIOT Act. Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

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SECTION 11.15 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature page follows]

114	Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FORMFACTOR, INC., a Delaware corporation, as Borrower

By	/s/ Michael M. Ludwig
Name:	Michael M. Ludwig
Title:	Chief Financial Officer

CASCADE MICROTECH, INC., an Oregon corporation, as a Guarantor

By:	/s/ Michael M. Ludwig
Name:	Michael M. Ludwig
Title:	Chief Financial Officer

ASTRIA SEMICONDUCTOR HOLDINGS, INC., a Delaware corporation, as a Guarantor

By:	/s/ Michael M. Ludwig
Name:	Michael M. Ludwig
Title:	Chief Financial Officer

MICRO-PROBE INCORPORATED, a California corporation, as a Guarantor

By:	/s/ Michael M. Ludwig
Name:	Michael M. Ludwig
Title:	Chief Financial Officer

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent

By	/s/ Fernando Acebedo
Name:	Fernando Acebedo
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By	/s/ Mark Hillhous
Name:	Mark Hillhous
Title:	Senior Vice President

SILICON VALLEY BANK, as a Lender

By	/s/ Dale Keyes
Name:	Dale Keyes
Title:	Director

MUFG UNION BANK, N.A., as a Lender

By	/s/ Michael McCauley
Name:	Michael McCauley
Title:	Director

COMERICA BANK, as a Lender

By	/s/ Jeff Lee
Name:	Jeff Lee
Title:	Vice President

SCHEDULE 2.1

COMMITMENTS

LENDER	TERM LOAN COMMITMENT	TERM LOAN COMMITMENT PERCENTAGE
HSBC Bank USA, National Association	$50,000,000	33.333333333%
Silicon Valley Bank	$45,000,000	30.000000000%
MUFG Union Bank, N.A.	$30,000,000	20.000000000%
Comerica Bank	$25,000,000	16.666666667%

Total:	$150,000,000	100.000000000%

Sch. 2.1-1

EXHIBIT A

FORM OF

NOTE

[            ], 2016

FOR VALUE RECEIVED, the undersigned, FORMFACTOR, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to [                    ] (together with its successors and permitted assigns, the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement dated as of [AGREEMENT DATE] among the Borrower, the guarantors party thereto, the various financial institutions party thereto and HSBC Bank USA, National Association, as Administrative Agent (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), on the dates, in the amounts and at the place provided in the Credit Agreement. The Borrower further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Credit Agreement.

The Lender is authorized to record the amount and the date on which each Loan is made and each payment of principal with respect thereto in its records; provided that any failure to so record such information shall not in any manner affect any obligation of the Borrower under the Credit Agreement or this Note.

This Note may only be assigned as provided in the Credit Agreement.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

THIS NOTE IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered as of the day and year first above written.

FORMFACTOR, INC., a Delaware corporation

By:
Name:
Title:

A-1

EXHIBIT B

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [the][each]

1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below (including without limitation any letter of credit, guarantees and Swingline loans identified in such facility) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1. Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3. Borrower(s):

4. Administrative Agent: HSBC Bank USA, National Association, as the administrative agent under the Credit Agreement

5. Credit Agreement: [The [amount] Credit Agreement dated as of [            ], 2016 among FormFactor, Inc., a Delaware corporation, the other guarantors party thereto,, the Lenders that are parties thereto, and HSBC Bank USA, National Association, as Administrative Agent]

6. Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7. Trade Date:                     ]10

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the type of facility under the Credit Agreement that is being assigned under this Assignment (e.g. Term Commitment)
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Assignment Effective Date: [            ], 20[    ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and]13 Accepted:

HSBC BANK USA, NATIONAL ASSOCIATION, as
Administrative Agent

By:
Title:

[Consented to:][14]

[RELEVANT PARTY FULL NAME ALL CAPS]

By:
Title:

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[14]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

[NAME OF BORROWER – CREDIT AGREEMENT]

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.4(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.4(b)(iii) of the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest, and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and, based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vii) [if it is a Foreign Lender,]15 attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed

[15]

The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up as appropriate. If the Borrower is a U.S. Person, the bracketed language should be deleted.

A1-1

by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Assignment Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Assignment Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or in electronic format shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

A1-2

EXHIBIT C

[Reserved]

C-1

EXHIBIT D

[Reserved]

D-1

EXHIBIT E

[Reserved]

E-1

EXHIBIT F

[RESERVED]

F-1

EXHIBIT G-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [AGREEMENT DATE] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FORMFACTOR, INC., a Delaware corporation, HSBC BANK USA, National Association, as Administrative Agent, the guarantors party thereto and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the IRC, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[LENDER FULL NAME ALL CAPS]

By:
Name:
Title:

Date:	[ ] [ ], 20[ ]

G-1-1

EXHIBIT G-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [AGREEMENT DATE] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FORMFACTOR, INC., a Delaware corporation, HSBC BANK USA, National Association, as Administrative Agent, the guarantors party thereto and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the IRC, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[PARTICIPANT FULL NAME ALL CAPS]

By:
Name:
Title:

Date:	[ ] [ ], 20[ ]

G-2-1

EXHIBIT G-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [AGREEMENT DATE] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FORMFACTOR, INC., a Delaware corporation, HSBC BANK USA, National Association, as Administrative Agent, the guarantors party thereto and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the IRC, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[PARTICIPANT FULL NAME ALL CAPS]

By:
Name:
Title:

Date:	[ ] [ ], 20[ ]

G-3-1

EXHIBIT G-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [AGREEMENT DATE] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FORMFACTOR, INC., a Delaware corporation, HSBC BANK USA, National Association, as Administrative Agent, the guarantors party thereto and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the IRC, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[LENDER FULL NAME ALL CAPS]

By:
Name:
Title:

Date:	[ ] [ ], 20[ ]

G-4-1

EXHIBIT H

FORM OF

BORROWING REQUEST

Date: [            ], 2016

HSBC Bank USA, National Association

452 Fifth Avenue

New York, New York 10018

Attention: [                    ]

Re:	FormFactor, Inc. Credit Agreement

Ladies/Gentlemen:

Reference is made to the Credit Agreement dated as of [AGREEMENT DATE], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FORMFACTOR, INC., a Delaware corporation (the “Borrower”), HSBC BANK USA, National Association, as Administrative Agent, the guarantors party thereto and each lender from time to time party thereto. Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

The	Borrower irrevocably requests the making of Loans as follows:

1.	Date of Loans: [ ], [ ].

2.	Aggregate Amount of requested Loans: $[ ].

3.	Type of Loans: [$[ ] of Base Rate Tranches]; [$[ ] of Eurodollar Tranches].

[4.	Initial Interest Periods for Eurodollar Tranches:

Number	Amount	Interest Period
1.	$	[ ] months
2.	$	[ ] months.
3.	$	[ ] months.]

5.	Location and number of Borrower’s account to which funds are to be disbursed: see separate disbursement instructions to be delivered on the Effective Date.

[Signature page follows]

H-1

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Request to be executed and delivered by the undersigned authorized representative of the Borrower hereunto duly authorized as of the date first above written.

FORMFACTOR, INC., a Delaware corporation

By:
Name:
Title:

H-2

EXHIBIT I

FORM OF

INTEREST ELECTION REQUEST

Date: [            ], 2016

HSBC Bank USA, National Association

Corporate Trust & Loan Agency

452 Fifth Avenue

New York, NY 10018

Attention: Loan Agency

Re:	FormFactor, Inc. Credit Agreement

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of [AGREEMENT DATE], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FORMFACTOR, INC., a Delaware corporation (the “Borrower”), HSBC BANK USA, National Association, as Administrative Agent, the guarantors party thereto and each lender from time to time party thereto. Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

The Borrower irrevocably requests the [conversion of a Base Rate Tranche to a Eurodollar Tranche][conversion of a Eurodollar Tranche to a Base Rate Tranche][continuation of a Eurodollar Tranche for a new Interest Period] as follows:

1.	Date of [conversion][continuation]: [ ], 20[ ].

2.	Aggregate principal amount of Loans to be [converted][continued]: $[ ].

3.	Type of Loan: The Loan to be [converted][continued] currently is a [Base Rate Tranche][Eurodollar Tranche with an Interest Period ending on [ ], 20[ ]].

[4.	Interest Period for the Eurodollar Tranche after [conversion][continuation]: [ ] months.]

[Signature page follows]

I-1

IN WITNESS WHEREOF, the undersigned has caused this Interest Election Request to be executed and delivered by the undersigned authorized representative of the Borrower hereunto duly authorized as of the date first above written.

FORMFACTOR, INC., a Delaware corporation

By:
Name:
Title:

I-2

EXHIBIT J

FORM OF

PERFECTION CERTIFICATE

J-1

EXHIBIT K

FORM OF

COMPLIANCE CERTIFICATE

[DATE]

HSBC Bank USA, National Association

601 Montgomery Street, Suite 1500

San Francisco, CA 94111

Attention: [                    ]

Re:     FormFactor, Inc. Credit Agreement

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of [AGREEMENT DATE], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FORMFACTOR, INC., a Delaware corporation (the “Borrower”), HSBC BANK USA, National Association, as Administrative Agent, the guarantors party thereto and each lender from time to time party thereto. Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

The undersigned Financial Officer of the Borrower hereby certifies as of the date hereof that he/she is the                      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Annual Audit Report. Attached hereto as Schedule I are the year-end audited financial statements of the Borrower required by Section 5.1(a) of the Credit Agreement for the fiscal year of the Borrower ended as of                      (the “Computation Date”)1.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Quarterly Financial Statements. Attached hereto as Schedule I are the unaudited financial statements of the Borrower required by Section 5.1(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of                      (the “Computation Date”) in form and substance as set forth in such section. Such financial statements satisfy the requirements set forth in Section 5.1(b) and fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of footnotes.

[1]	The “Computation Date” is the last day of the applicable fiscal quarter.

2. Financial Tests. The Borrower certifies and warrants to you that the attached Schedule II sets forth true and correct computations as of the Computation Date of the ratios and/or financial restrictions contained in Sections 6.1(a) and (b) of the Credit Agreement.

3. Defaults. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the condition (financial or otherwise) of the Borrower as of the Computation Date and for the accounting period then ended with the purpose of determining whether the Borrower was in compliance with the Credit Agreement as of such date, and to the best knowledge of the undersigned, no Default has occurred and is continuing [, except as described below:2].

[Signature page follows]

[2]	If such an event has occurred and is continuing, describe such event and the steps, if any, being taken to cure it.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first above written.

FORMFACTOR, INC., a Delaware corporation

By:
Name:
Title:

SCHEDULE I

to Compliance Certificate

For the Fiscal Quarter/Year ended on [            ], 20[    ]

(the “Computation Period”)

Financial Statements

Sch. I-1

SCHEDULE II

to Compliance Certificate

For the Fiscal Quarter/Year ended on [            ], 20[    ] (the “Computation Period”)

[Attach financial covenant computations]

Sch. II-1

EXHIBIT L

FORM OF

SOLVENCY CERTIFICATE

Reference is hereby made to the Credit Agreement dated as of [AGREEMENT DATE], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FORMFACTOR, INC., a Delaware corporation (the “Borrower”), HSBC BANK USA, National Association, as Administrative Agent, the guarantors party thereto and each lender from time to time party thereto. Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

I, [●], the [chief financial officer/equivalent officer] of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that (a) I am the [chief financial officer/equivalent officer] of the Borrower, (b) I am familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), (c) I have made such other investigations and inquiries as I have deemed appropriate and prudent (including reviewing the Loan Documents), (d) I have reviewed the consolidated financial statements of the Borrower and its Subsidiaries, including projected financial statements and forecasts relating to income statements and cash flow statements of the Borrower and its Subsidiaries and (e) I am duly authorized, to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as [chief financial officer/equivalent officer] of the Borrower, and not in my individual capacity, as of the date hereof, after giving effect to the Transactions on the Effective Date, that, (a) the fair value of the property of the Borrower and its Subsidiaries (on a consolidated basis) is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries (on a consolidated basis), (b) the present fair salable value of the assets of the Borrower and its Subsidiaries (on a consolidated basis) is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries (on a consolidated basis) on their debts as they become absolute and matured, (c) the Borrower and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature, (d) the Borrower and its Subsidiaries (on a consolidated basis) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital, and (e) the Borrower and its Subsidiaries are able to pay their debts and liabilities, contingent obligations and other commitments as they become absolute and matured in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

This certificate is being executed and delivered by me in my capacity as [chief financial officer/equivalent officer] of the Borrower and I assume no personal liability and no personal liability will attach to me in connection with the execution and delivery of this certificate.

Sch. L-1

[Remainder of page intentionally left blank]

Sch. L-2

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:	[●]
Title:	[●]

Sch. L-3